UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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J2 GLOBAL, INC.
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J2 Global, Inc.
700 South Flower Street, 15th Floor
Los Angeles, California 90017

Dear Fellow J2 Global Stockholders:
J2 Global’s employees produced extraordinary operational and financial results in 2020, notwithstanding the challenges caused by the COVID-19 pandemic. We met this unprecedented test of business resilience with focus, hard work, and determination, leading to record-breaking performance. We demonstrated the fundamental strength of our portfolio and the unfaltering commitment of our colleagues worldwide. Equally important, was the redoubling of our efforts to deliver profits and purpose. As an organization, we embrace the responsibility of creating social value and making a positive difference in our communities.

We made great progress across our Five Pillars of Purpose: Diversity, Equity & Inclusion; Community; Environmental Sustainability; Data; and Governance. J2 Global unequivocally embraces the business and societal imperative to have a diverse and inclusive organization. J2 Global’s employee base, leadership, and board of directors are increasingly better representative of the diverse communities our businesses serve. We have also used our platforms to address racial inequities and create economic opportunities in underserved communities through our $6 million media partnership with the NAACP; $10 million deposit with Black-owned banks and credit unions; and more.

The safety and wellbeing of our employees during the pandemic was our highest priority which is why we made an early and decisive move to remote work; did not have any COVID-19 related layoffs, furloughs, or salary reductions; and maintained a zero-dollar increase in employee contributions for health insurance. J2 Global also expanded numerous employee benefits, including a new Volunteer Time Off policy to allow employees to take paid time off to support their communities.

I have great confidence in our ability to continue to successfully navigate an uncertain environment and to create meaningful and sustained value for shareholders and society.

Thank you for your support of J2 Global, Inc.

Sincerely,

Vivek Shah
Chief Executive Officer

J2 Global, Inc.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 7, 2021

We will hold the 2021 virtual Annual Meeting of Stockholders of J2 Global, Inc., a Delaware corporation, on Friday, May 7, 2021, at 8:30 a.m. Pacific Time, as a virtual meeting at www.virtualshareholdermeeting.com/JCOM2021, for the following purposes:
1.To elect nine directors to serve for the ensuing year and until their successors are duly elected and qualified;
2.To provide an advisory vote on the compensation of J2 Global’s named executive officers;
3.To ratify the appointment of BDO USA, LLP to serve as J2 Global’s independent auditors for fiscal 2021; and
4.To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.
The foregoing items of business are more fully described in the proxy statement which is attached to, and made a part of, this notice. The Board of Directors has fixed the close of business on March 16, 2021 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the 2021 Annual Meeting of Stockholders and any adjournment or postponement thereof.
We are using the “Notice and Access” method of providing proxy materials to you via the Internet. We are convinced this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while also conserving resources and reducing the costs of printing and mailing the proxy materials. On or about March 26, 2021, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.
All stockholders are cordially invited to attend the Annual Meeting virtually and urged to submit their proxy or voting instructions as promptly as possible to ensure their representation and the presence of a quorum at the same. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares through our virtual platform, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement. Questions and answers regarding the details of the virtual Annual Meeting of Stockholders of J2 Global, Inc., can be found in the “About the Annual Meeting” section commencing on page 53.

By Order of the Board of Directors,
Jeremy D. Rossen
Corporate Secretary
March 26, 2021
Los Angeles, California
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This notice of annual meeting and proxy statement are being made available on or about March 26, 2021.

J2 Global Corporate Responsibility

J2 Global believes that profitability and corporate responsibility go hand in hand. Moreover, we believe that “Doing is Greater than Talking” – we have a responsibility to act, and our actions create long-term value for our shareholders.

We take a broad view of corporate responsibility across environmental, social, and governance (ESG) issues. Our Environmental, Social and Corporate Governance Committee is specifically charged with:
•Overseeing policies, procedures and other actions that support the Company’s ongoing commitment to diversity, equity, inclusion and environmentally sustainable practices
•Overseeing the Company’s reporting and disclosure with respect to diversity, equity, inclusion and environmentally sustainable practices
•Developing and recommending to the Board a set of corporate governance principles applicable to the Company and reviewing such corporate governance principles at least annually
We believe that focusing our efforts upon areas that we believe both pose the greatest risks to, and opportunities for, our business has the highest likelihood of increasing our long-term value. We have chosen five focus areas for 2021. Those focus areas today include diversity, equity & inclusion; data security and data privacy; environmental sustainability; community engagement; and governance transparency & accountability.
We have taken concrete steps to advance each of these goals.  Those steps include:
Diversity
•Published our first J2 Global Annual Diversity Report
•Improved the proportion of people of color within our workforce to 35%, with 38% of new hires being people of color
•Supported five Employee Resource Groups (ERGs) to increase opportunities for networking, learning and development, and access to senior leadership; and launched four more ERGs
•Expanded our mandatory DEI training to include Managing Bias and Diversity & Inclusion

Data Protection

•Maintained comprehensive privacy policies and internal processes for every J2 Global brand and website
•Deployed sophisticated mechanisms to ensure user consent relating to all tracking from advertising, including unified consent management for GDPR and CCPA
•Conducted internal and external audits of information security policies and systems
•Delivered annual cybersecurity training for all full-time employees
Environmental Sustainability
•Reduced carbon footprint by relocating our headquarters to a LEED-certified building with increased public transportation commuting options
•Adopted goal to reduce post-COVID business travel by 50%, compared to pre-COVID levels
•Announced intention to double our permanent remote-work population to 25%
•Committed to publish first J2 Global Sustainability Report, audit J2 Global’s carbon footprint, and define and disclose energy and waste reduction targets
Community
•Raised more than $187 million for causes including the American Red Cross, WWF, Save the Children, and Make-a-Wish Foundation via Humble Bundle
•Launched the Black Game Developer Fund, a $1 million fund to support Black game creators
•Continued Ookla for Good, an initiative to provide data, analysts, and content to organizations that are seeking to improve people’s lives through internet accessibility
•Invested in local communities via $10 million deposited in local banks as part of the #BankBlack movement
Governance
•Enhanced Board oversight of sustainability risk, including assigning committee responsibilities and enhancing Board reporting processes
•Committed to reporting sustainability data aligned with the SASB and TCFD frameworks
•Improved transparency by giving company’s first ESG-specific investor roadshows
•Integrating sustainability factors through major business capabilities
•Maintained a focus on Board composition, including skills & capabilities, backgrounds, tenure, age, and diversity

We are proud of the steps we have taken to date, the commitments we have made, and the focus we have on continuing to improve our corporate responsibility efforts.

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2021
The Notice of Internet Availability of Proxy Materials, the proxy statement and J2 Global’s 2020 Annual Report are available on the Investor Relations section of J2 Global’s website at http://investor.j2global.com.

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PROPOSAL 1 — ELECTION OF DIRECTORS

General

A Board of nine directors is to be elected at the Annual Meeting. Unless otherwise instructed on the proxy card, the proxy holders will vote the proxies received by them for J2 Global’s nine nominees named below, each of whom is currently a director of J2 Global. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, neither of which is expected to occur, the proxies will be voted for such nominee as shall be designated by the current J2 Global Board of Directors to fill the vacancy. In 2020, in order to further enhance the Board’s commitment to diversity, including among its own membership, the Environmental, Social and Corporate Governance Committee conducted a search to identify additional potential Board members. Multiple candidates were identified through that process and two, Pamela Sutton-Wallace and Scott C. Taylor, were appointed to the Board in 2020.

Vote Required
Each share of J2 Global common stock may vote for up to nine director-nominees. Votes may not be cumulated. If a quorum is present, each of the nominees receiving the affirmative vote of the majority of shares voting at the Annual Meeting will be elected to the J2 Global Board of Directors.
The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been duly elected and qualified.
THE J2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees
The names of the nominees, their ages at the record date and certain other information about them are set forth below:

Name	Age	Gender	Principal Occupation	Director Since
Richard S. Ressler(4)	62	M	President of Orchard Capital Corporation	1997
Vivek Shah	47	M	CEO of J2 Global, Inc.	2018
Douglas Y. Bech(2)(3)	75	M	Chairman and CEO of Raintree Resorts International	2000
Sarah Fay(2)(3)(4)(5)	58	F	Partner at Glasswing Ventures	2018
W. Brian Kretzmer(1)	67	M	Private Investor	2007
Jonathan F. Miller(1)(3)	64	M	Advisor at Advancit Capital	2015
Stephen Ross(1)(2)	73	M	Former Executive Vice President – Recreational Enterprises at Warner Bros Entertainment, Inc.	2007
Pamela Sutton-Wallace(2)(3)	51	F	Senior Vice President and Regional Chief Operating Officer at New York Presbyterian	2020
Scott C. Taylor(1)(3)	56	M	Former Executive Vice President and General Counsel at NortonLifeLock Inc.	2020
________________
(1)    Member of the Audit Committee
(2)    Member of the Compensation Committee
(3)    Member of the Environmental, Social and Corporate Governance Committee
(4)    Member of the Executive Committee
(5)    Lead Director
There are no family relationships among any of the directors or executive officers of J2 Global.

Director Backgrounds and Qualifications
The following paragraphs provide information as of the date of this proxy statement about each director nominee. The information presented includes information each director has given us about his or her age, all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. Also included is a brief discussion of the specific experience, qualifications, attributes and skills of each nominee that led our Board of Directors to the conclusion that the nominee should serve as a director. In addition to the specifically noted criteria, J2 Global believes that each nominee has a reputation for integrity and honesty and has demonstrated business acumen and an ability to exercise sound judgment.

Richard S. Ressler
Richard Ressler has been Chairman of the Board of Directors and a director of J2 Global since 1997, and served as J2 Global’s Chief Executive Officer from 1997 to 2000, serving in each of these capacities pursuant to a consulting agreement between J2 Global and Orchard Capital Corporation (“Orchard Capital”). Mr. Ressler is the founder and President of Orchard Capital, a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest. He has served as President of Orchard Capital since 1994. Through his affiliation with Orchard Capital, Mr. Ressler serves in various senior capacities with, among others, CIM Group, LLC (together with its controlled affiliates, “CIM”), a vertically-integrated owner and operator of real estate assets, Orchard First Source Asset Management (together with its controlled affiliates, “OFSAM”), a full service provider of capital and leveraged finance solutions to U.S. corporations, and OCV Management, LLC (“OCV”), an investor, owner and operator of technology companies. CIM Capital, LLC, an affiliate of CIM, OFS Capital Management, LLC, an affiliate of OFSAM, and OCV, are all registered with the SEC as registered investment advisers. Mr. Ressler also serves as a Board member for various other public and private companies in which Orchard Capital or its affiliates invest. Since February 2018, Mr. Ressler has also served as the Chief Executive Officer and a director of each of CIM Real Estate Finance Trust, Inc., (formerly Cole Credit Property Trust IV) (“CMFT”), which invests primarily in net lease core real estate assets as well as real estate loans and other credit investments, and CIM Income NAV, Inc. (formerly Cole Real Estate Income Strategy (Daily NAV), Inc.) (“INAV”), which invests primarily in income-producing necessity commercial real estate across the retail, office and industrial sectors. Since August of 2018, Mr. Ressler has been serving as Chairman of the Board and as a member of the Nominating and Corporate Governance Committee of CMFT and INAV. Each of CMFT and INAV is a public, non-listed REIT that is operated by an affiliate of CIM.

Mr. Ressler co-founded CIM in 1994 and, through an agreement with Orchard Capital, serves as the Chairman of CIM's Real Assets Management Committee and Investment Committees, and serves on the Investment Allocation Committee. CIM Capital, LLC, and its relying advisers (CIM Capital Controlled Company Management, LLC, CIM Capital RE Debt Management, LLC, CIM Capital Real Property Management, LLC, and CIM Capital Securities Management, LLC), CIM Capital IC Management, LLC, and CIM Capital SA Management, LLC, affiliates of CIM, are registered with the United States Securities and Exchange Commission as registered investment advisers. Mr. Ressler co-founded the predecessor of OFSAM in 2001 and, through an agreement with Orchard Capital, chairs its executive committee. Mr. Ressler co-founded OCV in 2016 and, through an agreement with Orchard Capital, chairs its executive committee. Prior to founding Orchard Capital, from 1988 until 1994, Mr. Ressler served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Ltd. (VGR) and served in various executive capacities at VGR and its subsidiaries. Prior to VGR, Mr. Ressler was with Drexel Burnham Lambert, Inc., where he focused on merger and acquisition transactions and the financing needs of middle-market companies. Mr. Ressler’s extensive experience with, and knowledge of, business management and finance are invaluable to our Board’s discussions.

Vivek Shah
Vivek Shah was elected to J2 Global’s Board of Directors in January 2018, where he has also served as Chief Executive Officer since such time. Previously, he served as Chief Executive Officer of Ziff Davis, which J2 Global acquired in 2012. Prior to joining J2 Global, Mr. Shah led the purchase of Ziff Davis in 2010 in partnership with a private equity firm. From 1995 to 2009, Mr. Shah held various management positions at Time, Inc., including Group President, Digital and President of the Fortune/Money Group. Mr. Shah has been named Online Publisher of the Year by MIN, Innovator of the Year by BtoB’s Media Business and inducted into MIN's Digital Hall of Fame. He was also named to Crain’s Forty under 40 list. Mr. Shah has a Bachelor of Arts degree in political science from Tufts University. Mr. Shah’s role as J2 Global’s Chief Executive Officer and his extensive management experience in the media and technology sectors provides invaluable insight to the Board of Directors.

Douglas Y. Bech
Douglas Bech has served as a director of J2 Global since November 2000. From August 1988 through November 2000, he served as a director of eFax.com, a company J2 Global acquired in November 2000. Since August 1997, Mr. Bech has served as Chairman and Chief Executive Officer of Raintree Resorts International, a company that owns and operates vacation ownership resorts throughout North America. Mr. Bech practiced securities and corporate finance law from 1970 until 1997. Mr. Bech has also served as a director of HollyFrontier Corporation since July 2011 and was a director of Frontier Oil Corporation from May 1993 when it merged with Holly Corporation in July 2011. Mr. Bech is the independent presiding director of HollyFrontier. Mr. Bech has served as an independent director of CIM Commercial Trust Corporation since March 2014. Mr. Bech’s previous work as a securities and corporate finance lawyer, as a director of other public companies and his current experience as a chief executive officer of a private enterprise engaged in hospitality, resort management services, and sales and marketing in three different countries, provide expertise on corporate governance and a unique perspective to the Board of Directors.

Sarah Fay
Sarah Fay has served as a director of J2 Global since February 2018. Ms. Fay has served as a Managing Director in Boston-based venture capital firm Glasswing Ventures since January 2016. Prior to joining Glasswing Ventures, between May 2009 and January 2016, Ms. Fay was primarily engaged by her Board membership and advisor roles, which are described below. From April 2008 to May 2009, Ms. Fay served as Chief Executive Officer of Aegis Media North America, a media and digital marketing communications company. Prior to this position, Ms. Fay served as President of Carat US and Isobar US. Ms. Fay currently serves on the Boards of Celtra, Inc., SocialFlow, Narrative/IO and Labviva. Ms. Fay previously served as a director of The Street, Inc. In addition, Ms. Fay participates as a Board advisor to several startups in the advertising technology space including, Viral Gains, Mavrck, Namely, AdDaptive Intelligence, and associations MITX, Advertiser Perceptions, and the Ad Club of Boston. The Board of Directors believes that Ms. Fay’s extensive experience in the media services industry, with particular knowledge of the digital media, marketing, and advertising industries, as well as her service as a director of a number of other companies, makes her a valuable member of the Board of Directors, able to provide unique insight and advice.

W. Brian Kretzmer
Brian Kretzmer was elected to J2 Global’s Board of Directors in July 2007. He currently operates his own consultancy practice, Kretzmer Consulting LLC, and is an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation, a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1993 to 1996 and 1999 to 2000. Mr. Kretzmer also serves as a director and member of the Audit Committees of each of CIM Real Estate Finance Trust, Inc., (formerly Cole Credit Property Trust IV, Inc.), which invests primarily in income-producing, necessity single-tenant retail properties and anchored shopping centers subject to long-term net leases with national or regional creditworthy tenants, and CIM Income NAV, Inc. (formerly Cole Real Estate Income Strategy (Daily NAV), Inc.), which primarily invests in income-producing necessity commercial real estate across the retail, office and industrial sectors. Mr. Kretzmer served as a director and member of the Audit Committees of Cole Office & Industrial REIT (CCIT III), Inc., which invests primarily in single-tenant, mission-critical office and industrial properties that are essential to the day-to-day operations of a company until December 21, 2020. Mr. Kretzmer is a thirty year veteran in technology industries. Mr. Kretzmer’s earlier experiences included extensive accounting experience serving in various positions in cost accounting, plant controllership and corporate controllership. His various experiences provide the Board of Directors a valuable operational and financial perspective and accounting expertise.

Jonathan F. Miller
Jonathan Miller was appointed to J2 Global’s Board of Directors in February 2015. Mr. Miller is currently Chief Executive Officer of Integrated Media Co, an investment company backed by TPG, a leading private equity firm; and an advisor to Advancit Capital. He previously has served as Chairman and Chief Executive Officer of the Digital Media Group at News Corp., and was its Chief Digital Officer from April 2009 to September 2012. Mr. Miller was a founding partner of Velocity Interactive Group, an investment firm focusing on internet and digital media, from its inception in 2007 to 2009. Prior to founding Velocity, Mr. Miller served as the Chief Executive Officer of America Online, Inc. (“AOL”) from 2002 to 2006. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services. Mr. Miller currently is a director of Akamai Technologies, Inc., Interpublic Group of Companies, Inc. and The Nielsen Company.

Mr. Miller previously served as a director of, among others, AMC Networks Inc., Houghton Mifflin Harcourt Co., LiveNation Entertainment, Inc., RTL Group SA, Shutterstock, Inc., TripAdvisor, Inc., and Ticketmaster prior to its merger with LiveNation. Mr. Miller is a trustee of the American Film Institute and The Paley Center for Media. Mr. Miller holds a Bachelor of Arts degree from Harvard College. Mr. Miller’s broad general management background in both the media and technology sectors, as well as his experience with growth companies, brings a diverse and valuable perspective to the Board of Directors.

Stephen Ross
Stephen Ross was elected to J2 Global’s Board of Directors in July 2007. From 1989 to August 31, 2017, he served in various positions with Warner Bros Entertainment, Inc. (“WBE”). His last position with WBE was Executive Vice President – Recreational Enterprises. Until 2009, Mr. Ross also served as a director of Grill Concepts, Inc., a restaurant company. Mr. Ross’ more than 20 years of broad experience with one of the world’s premier entertainment companies provides the Board of Directors a unique perspective.

Pamela Sutton-Wallace
Pamela Sutton-Wallace was appointed to J2 Global’s Board of Directors in October 2020. Currently, Ms. Sutton-Wallace serves as Senior Vice President and Regional Chief Operating Officer at New York Presbyterian (NYP). Prior to her appointment at NYP, Ms. Sutton-Wallace served as the Chief Executive Officer for the University of Virginia (UVA) Medical Center in Charlottesville, Virginia from 2014-2020. Prior to that, Pamela served as Senior Vice President of Hospital Operations at Duke University Hospital, where she also held several leadership positions across the Duke University Health System over a 17 year time span. Ms. Sutton-Wallace has also held positions in the pharmaceutical and insurance industries at Pfizer and Blue Cross & Blue Shield of North Carolina, respectively. She received her undergraduate degree in Political Science and African-American Studies from Washington University in St. Louis, MO. She later graduated from Yale University with a Master of Public Health (MPH) degree. With her 27 years of healthcare experience at some of the world's most renowned health systems, Ms. Sutton-Wallace brings valuable expertise and perspective to J2 Global’s Board.

Scott C. Taylor
Scott C. Taylor was appointed to J2 Global’s Board of Directors in August 2020. From 2007 to 2020, Mr. Taylor served as Executive Vice President, General Counsel and Corporate Secretary of Symantec Corporation (now NortonLifeLock, Inc.), the global leader in cybersecurity. Prior to Symantec, Mr. Taylor was Chief Administrative Officer, Senior Vice President and General Counsel of Phoenix Technologies Ltd. Mr. Taylor is currently a director of Piper Sandler Companies and Western Technology Investment, and previously served as a director of DigiCert, VirnetX and VeriSign Japan K.K. Mr. Taylor holds a Bachelor of Arts degree in international relations from Stanford University and a Juris Doctorate from George Washington University. Mr. Taylor’s more than 20 years of experience in the technology industry (13 of which were in cybersecurity) and more than 10 years of experience as a public company director bring a valuable perspective to the J2 Global Board.

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CORPORATE GOVERNANCE

J2 Global’s Board of Directors has adopted Corporate Governance Principles and a Code of Business Conduct and Ethics (the “Code”), which are both posted, along with the Lead Director Charter and the charters for the Audit, Compensation and Environmental, Social and Corporate Governance Committees, in the corporate governance section of J2 Global’s website at http://investor.j2global.com.

Corporate Governance Principles

J2 Global’s Corporate Governance Principles provide guidelines that govern the qualifications and conduct of the Board of Directors. The Corporate Governance Principles are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq Global Select Market (the “Nasdaq listing standards”). The Corporate Governance Principles address, among other things:
•the independence and other qualifications of members of the J2 Global Board of Directors and its committees. The Corporate Governance Principles provide that a majority of the directors, and all members of the Audit, Compensation and Environmental, Social and Corporate Governance Committees, shall be independent of J2 Global and its management;
•the functions of the Board of Directors in relation to oversight of J2 Global;
•the selection, evaluation and approval of compensation of J2 Global’s executive officers;
•the organization and basic function of committees of the Board of Directors; and
•the authority of the Board of Directors and committees to engage outside advisors.

Code of Business Conduct and Ethics
J2 Global’s Code of Business Conduct and Ethics applies to all directors, officers and employees of J2 Global, including J2 Global’s Chief Executive Officer, President and Chief Financial Officer, Chief Accounting Officer, and Executive Vice President, General Counsel and Secretary. The Code embodies J2 Global’s commitment to conduct its business in accordance with all applicable laws, rules and regulations, and the highest ethical standards. The Code is posted on the corporate governance page of J2 Global’s website, and can be accessed at http://investor.j2global.com.

Board Leadership
We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities fulfilled by the Chief Executive Officer and the Chairman of the Board at J2 Global. The Chief Executive Officer is responsible for setting the strategic direction for J2 Global and for the day-to-day leadership and performance of J2 Global, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors.
Director Independence
J2 Global’s Board of Directors has determined that all of our directors, other than our Chief Executive Officer, Mr. Shah, are independent within the meaning of the rules of the SEC and the listing rules of the Nasdaq Stock Market.

Communications with the Board of Directors and the Audit Committee
The Board of Directors welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Interested parties may also submit complaints regarding accounting, internal accounting controls or auditing matters to J2 Global’s Audit Committee. Stockholders may send written communications to the entire Board of Directors, to the Audit Committee or to individual members, addressing them to J2 Global, Inc., 700 South Flower Street, 15th Floor, Los Angeles, California 90017, Attention: Corporate Secretary. Communications by email should be addressed to investor@j2global.com and marked “Attention: Corporate Secretary” in the “Subject” field.

The Board of Directors has instructed the Secretary to review all communications so received (via e-mail or otherwise), and to exercise his discretion not to forward to members of the Board of Directors correspondence that is inappropriate, such as business solicitations, frivolous communications, advertising, routine business matters (i.e., business inquiries, complaints or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Board of Directors.
Risk Management
The Board of Directors plays an active role, as a whole and also at the committee level, in overseeing management of J2 Global’s risks and strategic direction. The Board of Directors regularly reviews information regarding J2 Global’s liquidity and operations, as well as the risks associated with each. J2 Global’s Compensation Committee is responsible for overseeing the management of risks relating to J2 Global’s executive compensation plans and arrangements. The Audit Committee oversees the process by which J2 Global’s senior management and the relevant departments assess and manage J2 Global’s exposure to, and management of, financial risks. The Audit Committee also oversees J2 Global’s organization-wide approach to identifying and mitigating data security and data privacy risks, as well as the various operational measures that J2 Global and its Information Security team put in place to monitor and respond to cyberattacks. The Environmental, Social and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.
How J2’s Board Responded to COVID-19
With the full support of J2 Global’s Board of directors, J2 Global’s management responded quickly and decisively to the emergence of the COVID-19 pandemic around the world. We swiftly shifted all of J2’s 4,000+ employees worldwide to work-from-home with zero instances of workplace infection and little disruption to operations.

From the beginning of the pandemic, the Board has been actively engaged in overseeing risks related to COVID-19 and the associated potential for business disruptions.  Members of the Board met with management and were briefed as needed during the initial stages of the pandemic, and at regular Board meetings. The Board continues to review the risks related to the pandemic, the plans the company has put in place to manage those risks, and the results of the company’s ongoing mitigation efforts. In particular, the Board focuses on employee health and well-being, continuity of operations, and business resilience.

Throughout 2020, despite the macroeconomic impacts of the COVID-19 pandemic, J2 Global was able to continue delivering strong financial results without any reductions in force, furloughs, pay cuts or benefits reductions. An internal focus on contract management across the company helped to offset costs, and in spite of the pandemic and its effects, in 2020 J2 Global was able to offer continued improvements in employee benefits, including: zero cost medical increase; expanded family leave; Flexible Time Off (FTO); Volunteer Time Off (VTO); remote work; improved disability coverage; free telehealth; and Juneteenth & Election Day as holidays.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings and Attendance at Annual Meeting

The Board of Directors of J2 Global held a total of nine meetings during 2020 and also conducted business by written consent. During 2020, each director attended at least seventy-five percent (75%) of the aggregate of all of the meetings of the Board of Directors and the committees of which he or she was a member. J2 Global encourages, but does not require, members of the Board of Directors to attend annual stockholder meetings. All of J2 Global’s directors attended J2 Global’s 2020 Annual Meeting of Stockholders.
Executive Sessions
In accordance with J2 Global’s Corporate Governance Principles, executive sessions of non-management directors are held at least twice a year. The sessions are scheduled and chaired by the Lead Director. Any non-management director can request that an additional executive session be scheduled.
Board Committees
The Board of Directors has established four standing committees:
•an Audit Committee;
•a Compensation Committee;
•an Environmental, Social and Corporate Governance; and
•an Executive Committee.

The Board of Directors has determined that the Audit, Compensation, Environmental, Social and Corporate Governance, and Executive Committees are composed solely of independent directors within the meaning of the rules of the SEC and the listing rules of the Nasdaq Stock Market. Current copies of the charters of the Audit, Compensation and Environmental, Social and Corporate Governance Committees are each posted on the corporate governance portion of J2 Global’s website at http://investor.j2global.com.

Upon the recommendation of the Environmental, Social, and Corporate Governance Committee, the Board elects committee members annually. The table below sets forth the number of meetings held by each Committee in 2020:

Committee	Number of Meetings in 2020
Audit Committee	7
Compensation Committee	5
Environmental, Social and Corporate Governance Committee	5
Executive Committee	1

Audit Committee
The Audit Committee currently consists of Messrs. Miller, Ross, Taylor and Kretzmer, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members as set forth in SOX, the rules of the SEC adopted pursuant to SOX and the listing rules of the Nasdaq Stock Market. The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to SOX and has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing rules of the Nasdaq Stock Market. The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Audit Committee is responsible for, among other things, retaining and overseeing J2 Global’s independent auditors; approving the services performed by them; reviewing J2 Global’s financial reports and reporting process, accounting principles and its system of internal accounting controls; and overseeing cybersecurity risks. See the “Audit Committee Report” below.
Compensation Committee
The Compensation Committee currently consists of Messrs. Bech and Ross and Ms. Sutton-Wallace and Ms. Fay, who is the Chair of the Committee. The Compensation Committee is comprised solely of directors who meet all the independence standards for compensation committee members as set forth in the listing rules of the Nasdaq Stock Market. The Compensation Committee is responsible for, among other things:
•administering J2 Global’s compensation programs, including its stock-based compensation plans;
•reviewing the performance of J2 Global’s executives and recommending to the Board of Directors, for approval by a majority of independent directors, goals and objectives, as well as compensation (including, salary, bonus and equity grants) for J2 Global’s executives;
•periodically evaluating compensation paid to non-management members of the Board of Directors, including monitoring the competitiveness and composition of director compensation;
•recommending to the Board of Directors changes to J2 Global’s compensation policies and benefits programs; and
•otherwise seeking to ensure that J2 Global’s compensation philosophy is consistent with J2 Global’s best interests and is properly implemented.

The Compensation Committee also has the authority to retain and terminate compensation consultants. The Compensation Committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant for fiscal 2018 and 2020, to provide information to the Compensation Committee related to compensation of our executive officers.
The Compensation Committee’s charter does not provide for the delegation of the Compensation Committee’s responsibilities. See the “Compensation Committee Report” below.
Environmental, Social and Corporate Governance Committee
The Environmental, Social and Corporate Governance Committee currently consists of Ms. Fay, Ms. Sutton-Wallace, and Messrs. Miller and Bech, who is the Chairman of the Committee. The Environmental, Social and Corporate Governance Committee is comprised solely of directors who meet all the independence standards for compensation committee members as set forth in the listing rules of the Nasdaq Stock Market. The Environmental, Social and Corporate Governance Committee is responsible for, among other things:
•identifying, evaluating and nominating qualified individuals to become director nominees at J2 Global’s annual meetings of stockholders or to fill vacancies occurring between annual meetings of stockholders;
•recommending members of the Board of Directors for nomination to, or to fill vacancies on, the standing committees of the Board of Directors;
•developing and recommending to the Board of Directors standards for addressing conflicts of interest;
•developing, recommending to the Board of Directors and reviewing J2 Global’s Corporate Governance Principles;
•evaluating the performance of the Board of Directors and its committees; and
•overseeing policies, procedures, reporting, and disclosures with respect to diversity, equity, inclusion and environmentally sustainable practices

The Environmental, Social and Corporate Governance Committee has not established specific minimum age, education, experience or skill requirements for potential director nominees. In selecting director nominees, the Environmental, Social and Corporate Governance Committee takes into consideration various factors to find candidates that will be able to represent the interests of the stockholders, including judgment, skill, diversity (including with regard to race, ethnicity, gender, age, knowledge, experience and/or geography), integrity, educational background, experience with businesses and other organizations of a comparable size, the interplay of the candidate’s experience with that of the other members of the Board of Directors and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. In accordance with the Company’s Corporate Governance Principles and the Environmental, Social and Corporate Governance Committee Charter, the Company endeavors to have a diverse Board taking into account numerous factors, including with regard to race, ethnicity, gender, age, knowledge, experience and/or geography. The Environmental, Social and Corporate Governance Committee evaluates the diversity in experience of its directors annually in recommending the slate of nominees to the full Board of Directors, and J2 Global believes that the current Board of Directors reflects the diversity of experience it seeks.

The Environmental, Social and Corporate Governance Committee may consider candidates proposed by management or by stockholders, but is not limited to such candidates. The Environmental, Social and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by other sources. J2 Global sets forth its policy with regard to the consideration of any director candidates recommended by stockholders in its Bylaws. See “Deadline for Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting” for more information regarding the procedures for the consideration of any director candidates recommended by stockholders. Ms. Fay was recommended as a director nominee by J2 Global’s Chief Executive Officer and non-management directors.
Executive Committee
The Executive Committee currently consists of Ms. Fay and Ressler, who is the Chairman of the Committee. The Executive Committee is comprised solely of directors who meet all the independence standards for compensation committee members as set forth in the listing rules of the Nasdaq Stock Market. The Executive Committee may take certain action permitted by law and J2 Global’s Bylaws in the intervals between meetings of the full Board of Directors.
Lead Director
    The Lead Director position entails significant responsibility for independent Board leadership. The responsibilities of the Lead Director can be found in the Lead Director Charter and include the following:
•advise and consult with the non-Executive Chairman of the Board (the “NXCB”), the CEO and the Chairperson of each Committee regarding Board and Committee meetings, as necessary, desirable or appropriate including  the quality, quantity and timeliness of the information submitted by the Company’s management to, and other communications with, the independent directors and further taking into account suggestions from other members of the Board and observe and participate to the extent practicable at each of the Board Committee meetings;
•preside over executive sessions of the Board’s independent directors, if the NXCB is not available or it is desirable or appropriate for the NXCB to not participate;
•convey the matters and opinions discussed at the executive sessions of the Board accurately to the CEO, as appropriate, and to also keep the NXCB properly informed;
•encourage or facilitate discussion among the independent directors to ensure that the views of every director are heard and work to achieve consensus and to convey the matters and opinions discussed at the Executive Sessions of the Board to the CEO and, if necessary the NXCB;
•maintain regular contact with the NXCB and the CEO to provide access for any issue that may arise and assist in communication, if appropriate, and to ensure that there is a steady, relevant, meaningful and effective information flow from Management to the Board and from the Board to Management;
•perform other duties as assigned from time to time by the Board, including  serving as liaison between Management and the Board relating to material communications with and to Stockholders or other constituents; and
•oversee the evaluation of the performance of the Board, its Committees and Directors.
Mr. Cresci was designated as J2 Global’s Lead Independent Director until his passing in December 2020. Ms. Fay was appointed Lead Director in February 2021.

DIRECTOR COMPENSATION

During fiscal 2020, each director who is not an officer or employee (“non-management director”) received an annual retainer payable in equal monthly installments (the “Annual Retainer”). In addition to the Annual Retainer, the Chairman of each of the Audit, Compensation and Environmental, Social and Corporate Governance Committees and the Lead Director received an additional fee, payable in equal monthly installments.

For 2020, non-management directors were entitled to receive Board and Board committee retainers described in the following table. We also reimburse directors for all reasonable expenses incurred in attending Board and Board committee meetings upon submission of appropriate documentation.

Board & Board Committee Service	Compensation in 2020

Annual Restricted Stock Award	$200,000

Chairman of the Board Annual Cash Retainer	$276,000(1)

Annual Cash Retainer	$70,000

Lead Director Additional Annual Cash Retainer	$30,000(2)

Audit Committee Chair Additional Annual Cash Retainer	$25,000

Compensation Committee Chair Additional Annual Cash Retainer	$15,000

Environmental, Social and Corporate Governance Committee Chair Additional Annual Cash Retainer	$15,000

(1)	Mr. Ressler’s Annual Retainer is paid pursuant to a consulting agreement between J2 Global and Orchard Capital, a company controlled by Mr. Ressler. The agreement is terminable by either party by written notice delivered at least 30 days prior to commencement of the next six-month term.

(2)	The Lead Director Annual Cash Retainer was reduced to $15,000 for 2021 and going forward to mirror the cash retainer of the Chairman of the Environmental, Social and Corporate Governance Committee.
On the date of the 2020 Annual Meeting of Stockholders, each director received restricted shares of the Company’s common stock with a fair market value of approximately $200,000 on the date of grant which fully vest on the first anniversary of the date of grant.
Stock Ownership Guidelines for Non-Management Directors
Non-management directors are expected to acquire and hold during their service on the Board shares of our common stock equal in value to at least five times the annual Board cash retainer paid to our non-management directors (excluding any retainer paid for service on a Board committee). Non-management directors have five years from the later of (i) the date we instituted our stock ownership guidelines for non-management directors and (ii) their initial election to the Board, to meet their target stock ownership requirements.

Anti-Hedging and Anti-Pledging Policy
All of our directors are subject to our Securities Trading Policy, which, among other things, prohibits such directors from entering into short sales or hedging or pledging shares of our common stock. For a more detailed description of our Securities Trading Policy, see “Components of Executive Compensation Program—Prohibitions on Hedging and Pledging Transactions” below at page 31.
2020 Director Compensation Table
The following table contains information with respect to the compensation of J2 Global’s non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)

Richard S. Ressler	$276,000(4)	$200,050	–	$476,050

Douglas Y. Bech	$100,000	$200,050	–	$300,050

Robert J. Cresci	$100,000(5)	$200,050	–	$300,050

Sarah Fay	$70,000	$200,050	–	$270,050

W. Brian Kretzmer	$95,000	$200,050	–	$295,050

Jonathan Miller	$70,000	$200,050	–	$270,050

Stephen Ross	$70,000	$200,050	–	$270,050

Pamela Sutton-Wallace	$17,500	$200,021	–	$217,521

Scott C. Taylor	$28,226	$200,039	–	$228,265
________________
(1)These amounts represent the grant date fair value under FASB ASC Topic No. 718, Compensation – Stock Compensation (“ASC 718”) for restricted stock awards granted in 2020. The ASC 718 value as of the grant date for stock awards is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted in 2020 are included in Note 15, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2020, included in J2 Global’s Annual Report on Form 10-K filed with the SEC on March 1, 2021.
(2)The directors each had unvested restricted stock awards totaling 2,292 shares of J2 Global common stock outstanding at fiscal yearend.
(3)The directors/former directors had the following outstanding stock options at fiscal yearend: Mr. Ressler: 15,1171; and Mr. Cresci: 15,117. None of the other directors held any outstanding stock options at fiscal year end.
(4)Payments to Mr. Ressler are made pursuant to a consulting agreement between J2 Global and Orchard Capital, a company controlled by Mr. Ressler.
(5)Payments to Mr. Cresci were paid to Pecks Management Partners Ltd., a company controlled by Mr. Cresci.
1 Held by a subsidiary of a trust formed by Richard S. Ressler for the benefit of his family members for which Mr. Ressler serves as a trustee.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

J2 Global is seeking approval of an advisory resolution on the compensation of its named executive officers, as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured J2 Global’s executive compensation program to link compensation to continuous improvements in corporate performance and increases in stockholder value. J2 Global’s executive compensation program goals include the following:

•to establish pay levels that attract, retain and motivate highly qualified executive officers, while considering the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;
•to align executive officer remuneration with the interests of the stockholders;
•to recognize superior individual performance;
•to balance base and incentive compensation to complement J2 Global’s annual and longer-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through executive officer performance; and
•to provide compensation opportunities based on J2 Global’s performance.
J2 Global urges stockholders to read the “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement, which describes in more detail how J2 Global’s executive compensation policies and procedures operate and are designed to achieve its compensation goals, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 35 through 42, which provide detailed information on the compensation of J2 Global’s named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving J2 Global’s goals, and that the compensation of the named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), J2 Global is asking stockholders to approve the following advisory resolution at the 2021 Annual Meeting of Stockholders:
RESOLVED, that the stockholders of J2 Global, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2021 Annual Meeting of Stockholders.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

Vote Required

Approval of the advisory resolution on the compensation of J2 Global's named executive officers requires the affirmative vote of the holders of a majority of shares of J2 Global common stock present or represented and entitled to vote at the Annual Meeting.

THE J2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 – APPROVAL OF THE ADVISORY RESOLUTION ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.
________________________

EXECUTIVE OFFICERS

The following sets forth certain information regarding J2 Global’s executive officers (ages are as of the record date):

Vivek Shah, 47, was appointed as Chief Executive Officer of J2 Global and a member of its Board of Directors effective January 1, 2018. Previously, he served as Chief Executive Officer of Ziff Davis, which J2 Global acquired in 2012. Prior to joining J2 Global, Mr. Shah led the purchase of Ziff Davis in 2010 in partnership with a private equity firm. From 1995 to 2009, Mr. Shah held various management positions at Time, Inc., including Group President, Digital and President of the Fortune/Money Group. Mr. Shah has been named Online Publisher of the Year by MIN, Innovator of the Year by BtoB’s Media Business and inducted into MIN's Digital Hall of Fame. He was also named to Crain’s Forty under 40 list. Mr. Shah has a Bachelor of Arts degree in political science from Tufts University.
R. Scott Turicchi, 57, became J2 Global’s Chief Financial Officer in August 2014 and its President in May 2008. From June 2007 until May 2008, Mr. Turicchi was Co-President. From August 2005 until June 2007, he was Co-President and Chief Financial Officer. From May 2003 to August 2005, Mr. Turicchi served as J2 Global’s Chief Financial Officer, and from March 2000 through May 2003, he served as J2 Global’s Executive Vice President, Corporate Development. Mr. Turicchi served as a member of J2 Global’s Board of Directors from 1998 through 2000. From 1990 to 2000, he was with Donaldson, Lufkin & Jenrette Securities Corporation’s investment banking department, holding various positions, including Managing Director. Mr. Turicchi is a member of the Board of Directors of Greenhills Software, Inc., a privately held company that develops real-time operating systems. He is Chairman of the Board of Governors of Thomas Aquinas College. Mr. Turicchi also serves on the boards of Lumen Christi Institute and Sanctuary of Culture.
Jeremy D. Rossen, 50, was appointed as Vice President, General Counsel of J2 Global effective June 1, 2015, Secretary in November 2015 and promoted to Executive Vice President in March 2019. From May 2009 until joining the Company in 2015, Mr. Rossen served as a Senior Vice President at The Gores Group, a private equity firm. Prior to that, Mr. Rossen served as General Counsel at Helio LLC, a wireless telecommunications carrier, General Counsel at Somera Communications, Inc., a telecommunications equipment company, and a corporate and securities attorney at Wilson, Sonsini, Goodrich & Rosati. Mr. Rossen holds Bachelor of Arts and Juris Doctorate degrees from the University of Pennsylvania.
Steve P. Dunn, 51, was appointed as Chief Accounting Officer of J2 Global effective May 10, 2012. Mr. Dunn had previously served as J2 Global’s Controller since joining J2 Global in March 2008. From May 2007 until joining J2 Global, Mr. Dunn served as Director of Accounting for Countrywide Capital Markets, a subsidiary of Countrywide Financial Corporation that specialized in trading and underwriting securities. Mr. Dunn is a Certified Public Accountant and has over 20 years of accounting experience in various industries.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation programs for our named executive officers in office at fiscal year-end December 31, 2020:

•Vivek Shah, our Chief Executive Officer;
•R. Scott Turicchi, our President and Chief Financial Officer;
•Jeremy D. Rossen, our Executive Vice President, General Counsel and Secretary; and
•Steve Dunn, our Chief Accounting Officer.

Overview
J2 Global is a leading Internet information and services company that reaches more than 240 million people per month.  Our brands span both Digital Media and Cloud Services businesses; our portfolio of Digital Media brands includes IGN, Mashable, Humble Bundle, Speedtest, PCMag, RetailMeNot, Offers.com, Spiceworks, Everyday Health, BabyCenter and What To Expect, and our Cloud Services brands include eFax, eVoice, iContact, Campaigner, VIPRE, IPVanish and KeepItSafe.

J2 Global has achieved 25 consecutive fiscal years of revenue growth and is an active acquirer of businesses, having deployed approximately $3 billion of acquisition capital since its founding. J2 Global has over 4,700 employees around the world.

With 162 acquisitions since 2010, J2 Global has a portfolio of 40+ Internet information and services brands that is driven by:

•Diversified portfolio of internet brands at the forefront of the shift from analog to digital
•Highly recurring revenues across advertising and subscription businesses
•Consistent and sustained revenue and earnings growth
•Programmatic M&A system with proven track record
•Virtuous cycle of free cash flow generation

J2 Global’s strategy for future growth encompasses the below priorities:

•Organic revenue growth generated from “growth” portfolio
•Continued vigilance on costs
•Greater flexibility and transparency across the organization
•Profits & Purpose: our double commitment to financial and social value creation
Compensation Philosophy and Objectives
The Compensation Committee of J2 Global’s Board of Directors (the “Compensation Committee”) bases its executive compensation decisions on principles designed to align the interests of our executives with those of our stockholders. In order to motivate, attract, and retain key executives who are critical to its long-term success, the Company aims to provide pay packages that represent at least the median percentile for comparable positions at comparable companies based upon third-party compensation survey information.

The Compensation Committee reviews J2 Global’s compensation strategy annually. As part of this process, the Compensation Committee considers whether J2 Global’s current compensation programs should be modified and whether new programs or elements of compensation should be introduced in order to better meet J2 Global’s overall compensation objectives.
J2 Global’s Compensation Committee has not adopted any formal policy for allocating compensation between long-term and short-term, between cash and non-cash or among different forms of non-cash compensation. Rather, the Compensation Committee assesses past performance and anticipated future contribution of each senior executive and recommends to the Board of Directors the total amount and mix of each element of compensation. In addition, the Committee believes that the most senior executives should have their compensation more heavily weighted toward equity-based compensation.
In setting compensation for any given year, the Compensation Committee considers the amount of compensation from prior periods or amounts realizable from prior compensation.
J2 Global’s compensation objective is to link compensation to improvements in corporate performance and increases in stockholder value. J2 Global’s executive compensation program goals include the following:
•to establish pay levels that attract, retain and motivate highly qualified executive officers, while considering the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;
•to align executive officer remuneration with the interests of stockholders;
•to recognize superior individual performance;
•to balance base and incentive compensation to complement J2 Global’s annual and longer-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through executive officer performance; and
•to provide compensation opportunities based on J2 Global’s performance.

Say-on-Pay Vote and Stockholder Engagement

At J2 Global’s 2020 Annual Meeting of Stockholders held on May 7, 2020, the Company held a stockholder advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay” vote. J2 Global’s stockholders approved the compensation of the named executive officers, with approximately 94.1% of the stockholder votes cast in favor of the Company’s say-on-pay proposal. The Committee interpreted this level of support as affirmation by our stockholders of the design and overall execution of our executive compensation programs.
Throughout the past year, J2 Global continued to engage with its stockholders through its extensive stockholder outreach program to gather feedback from our stockholders on a number of issues including, but not limited to, environmental, social and governance matters and executive compensation. In 2020, the Company invited 29 of our top 50 stockholders (excluding our Board and management), to engage with us. Twenty stockholders, representing approximately 42% of the Company’s outstanding shares as of December 31, 2020, accepted the invitation. The Company held meaningful meetings with those stockholders on the topics addressed and gained valuable insights.

Role of the Compensation Committee

The Committee has responsibility for discharging the Board of Directors’ responsibilities with respect to compensation of the Company’s executives. The Committee is responsible for:
•administering J2 Global’s compensation programs, including its stock-based compensation plans;
•recommending to the Board of Directors the compensation to be paid to J2 Global’s executives;
•recommending to the Board of Directors changes to J2 Global’s compensation policies and benefit programs; and
•otherwise seeking to ensure that J2 Global’s compensation philosophy is consistent with J2 Global’s best interests and is properly implemented.

Stockholder-Friendly Features of Our Executive Compensation Program
The following are highlights of our compensation programs, which continue to contain stockholder-friendly features:
•We pay for performance. The vesting of approximately 50% of the equity awards granted to our executive officers each year is tied to the performance of the Company’s common stock price and the annual incentive cash compensation paid to our executive officers is based on our financial performance;
•We seek independent advice. We engage independent consultants to review our executive compensation program and provide advice to the Compensation Committee;
•We have significant stock retention requirements. We maintain a stock ownership policy for our executive officers and directors. Our Chief Executive Officer is required to own 5x his base salary in Company stock;
•We do not allow hedging or pledging. Our policies prohibit the hedging and pledging of Company stock by directors and officers; and
•We do not provide tax reimbursements or gross-up provisions. We do not offer tax reimbursement or gross-up provisions in any of our agreements with directors or officers.

Role of Compensation Committee Consultant in Establishing Compensation
The Compensation Committee considers from time to time the market compensation of similarly-situated executives at other companies and periodically purchases third-party compensation surveys or engages third-party compensation consultants to assist in providing comparative compensation data. In fiscal 2020, the Compensation Committee engaged Pearl Meyer to prepare a competitive analysis of the Company’s current executive compensation programs that addressed J2 Global on a consolidated basis (the “2020 Compensation Report”). Specifically, our Compensation Committee worked with Pearl Meyer to review competitive market data and analysis, including information about current market practices and trends, compensation structures and compensation ranges of a comparison group selected and proposed by Pearl Meyer (the “Peer Group”). The Peer Group was comprised of the following companies that operated in the internet software and services industry and other related technology companies:

•ANGI Homeservices Inc.	•Nuance Communications, Inc.
•Box, Inc.	•Nutanix, Inc.
•CoStar Group, Inc.	•Open Text Corporation
•GoDaddy Inc.	•Proofpoint, Inc.
•HubSpot, Inc.	•RingCentral, Inc.
•IAC/InterActiveCorp	•TripAdvisor, Inc.
•Jack Henry & Associates, Inc.	•Tyler Technologies, Inc.
•LogMeIn, Inc.	•Zillow Group, Inc.
•Match Group, Inc.

The Peer Group’s trailing twelve months of revenue ranged from approximately $633 million to approximately $4.6 billion with the median at approximately $1.3 billion. The 2020 Compensation Report was presented to the Compensation Committee in March 2020 and informed our decisions with respect to executive compensation for fiscal 2020.

The Compensation Committee recognizes that it is essential to receive objective advice from its external advisors. Consequently, the Compensation Committee was solely responsible for retaining and terminating Pearl Meyer. Pearl Meyer reported directly to the Compensation Committee and Pearl Meyer did not provide any other services to J2 Global during fiscal 2020.
Components of Our Executive Compensation Program
The components of the compensation program for our named executive officers are:
•base salary;
•annual incentive cash compensation;
•long-term equity incentive compensation;
•employee stock purchase plan; and
•employee retirement, health and welfare benefits and other compensation.

Each of these components is described in further detail in the narrative that follows.
Base Salary. Base salary is the fixed portion of executive pay and is set to reward the executive officers’ current contributions to J2 Global and compensate them for their expected day-to-day performance. Base salaries are evaluated annually for all executive officers. In determining appropriate salary levels for the executive officers generally, the Compensation Committee considers, among other factors, the officer’s scope of responsibility, prior experience and past performance, and data on prevailing compensation levels in relevant markets for executive talent.
In determining 2020 base salaries, the Compensation Committee considered a number of factors including the information in the 2018 Compensation Report, together with various other factors such as Company performance and general economic conditions, among others.

Based on the factors described above, in March 2020 the Compensation Committee recommended, and the Board of Directors approved an increase in Mr. Rossen’s annual base salary from $450,000 to $468,000, and Mr. Dunn’s annual base salary from $305,000 to $314,500. However, before these increases were implemented, J2 Global instituted a company-wide pay freeze in light of the COVID-19 pandemic and Messrs. Rossen’s and Dunn’s increases were reversed. In December 2020, J2 Global decided to implement one-time bonuses to Company employees who would otherwise have received an increase in base pay in 2020, including Messrs. Rossen and Dunn. At such time, Messrs. Rossen and Dunn received a one-time bonus in the amount of $18,000 and $9,500, respectively. The Compensation Committee did not recommend an increase in base salary for the other named executive officers. For 2020, Messrs. Shah’s and Turicchi’s base salaries remained $1 million and $750,000, respectively.
Annual Incentive Cash Compensation. J2 Global has established an executive bonus program (the “Senior Management Bonus Program”) for awarding cash bonuses to J2 Global’s senior executives, including the named executive officers. Bonus guidelines under the Senior Management Bonus Program are established each year and are designed to encourage and reward senior management for:
(a) attaining company-wide financial goals,
(b) improving the financial and operational health of J2 Global, and
(c) meeting or exceeding individually defined goals and objectives.
The Senior Management Bonus Program provides guidelines only as to payment of bonuses to executive program participants, is non-binding, and does not create any contract right between J2 Global and the participants.
The process for determining bonuses under the Senior Management Bonus Program relies on the development of corporate financial targets. In addition, individual goals and objectives may be set for each program participant except the Chief Executive Officer and the President and Chief Financial Officer, who bear ultimate responsibility for achievement of the corporate financial targets and the budget. The financial objectives are generally in alignment with J2 Global’s budget for the year, which budget is used as a basis for J2 Global’s public disclosures regarding its expected annual financial performance. Any individual goals and objectives are designed to help J2 Global achieve its financial goals. The corporate financial objectives are recommended by the Compensation Committee for approval by the Board of Directors.
Under the Senior Management Bonus Program established for fiscal 2020 (the “2020 Senior Management Bonus Plan”), J2 Global established a “bonus pool” based upon an aggregate of specified percentages of base salary or a set bonus target. For Mr. Shah, the “target” bonus percentage was 100% of his base salary. For Messrs. Turicchi, Rossen and Dunn, the “target” bonuses were $750,000, $260,000 and $169,950, respectively. These percentages and amounts were determined based on the named executive officers’ relative level of responsibility, size and complexity of the job, past contributions to J2 Global’s performance and expected contributions to J2 Global’s future success. They are also based on the executive’s articulated goals and objectives, as well as the market compensation of similarly-situated executives at other companies, as reflected in third-party compensation surveys, including the 2020 Compensation Report. However, the Compensation Committee retained the discretion to award bonus percentages higher or lower than these targets based on the overall plan funding level and the Committee’s subjective assessment of each individual’s achievement of his or her individual goals and objectives, as applicable.

The target adjusted Non-GAAP Net Income (“Adjusted Non-GAAP Net Income”) in respect of the 2020 J2 Global Inc. Executive Bonus Plan (the “2020 Executive Bonus Plan”) was $373,300,000 (the “2020 Goal”). The 2020 Executive Bonus Plan provided that the bonus pool would be “funded” only if J2 Global achieved at least a minimum of more than 90% of the 2020 Goal. Such amount would be calculated by taking J2 Global’s consolidated GAAP net income, adding back any non-cash compensation expense, non-recurring one-time charges, depreciation and amortization, and deducting any non-recurring income or income recorded in the fiscal year of 2020 relating to a previous year, all items net of tax. If at least 90% of the 2019 Goal was achieved, the bonus pool for 2020 could be funded at between 0% and 185% of the target pool amount, depending on the actual percentage of the 2020 Goal achieved. The bonus pool for 2020 was capped at 185% if $405,110,000 or more of Adjusted Non-GAAP Net Income was achieved. Notwithstanding the achievement of the 2019 Executive Bonus Plan criteria, the Compensation Committee retained discretion to increase or decrease the funding of the bonus pool based on factors it deemed appropriate.
Once the bonus pool was funded, individual bonuses were to be established by evaluating each executive’s relative contribution to the success of J2 Global as a whole, as well as his or her success in meeting his or her individual objectives, if any. Individual bonus amounts were to be recommended by the Compensation Committee for approval by the Board of Directors.
On February 8, 2021, the Compensation Committee recommended for approval by the Board of Directors, and, on February 9, 2021, the Board of Directors approved, funding the pool established under the 2020 Executive Bonus Plan (the “2020 Pool”) at the 123% level based upon the program formula. Despite the COVID-19 pandemic, J2 Global exceeded both original and revised financial guidance due to decisive actions taken by management. Even with changes in guidance due the unforeseen pandemic, J2 Global did not change its original incentive plan goals for Adjusted Non-GAAP Net Income. The Compensation Committee, based on the recommendation of Mr. Shah, exercised its discretion to increase the payouts above 123% for Messrs. Turicchi, Rossen and Dunn, along with additional management personnel within the company, in recognition of their significant contributions during this global pandemic. Mr. Shah requested no increase to his own bonus above the formulaic payout. Management’s contributions include cash flow and expense management, emphasis on earnings to promote shareholder value, and securing the health and safety of employees globally. Despite obstacles associated with the pandemic, J2 Global did not furlough, lay off, or reduce the salary of any employee within the organization as a result of the pandemic, successfully completed four acquisitions in the fourth quarter of fiscal 2020, and raised over $6.5 million for COVID-19 relief. The below table displays the threshold, target, maximum and actual achievement with respect to the Company’s 2020 Executive Bonus Plan:

Adjusted Non-GAAP Net Income Achievement

Achievement Threshold %	Achievement Threshold Amount	Payout %

90%	$335,970,000	0%
95%	$354,640,000	50%
100%	$373,300,000	100%
102.3%	$381,885,900	123%
108.5%	$405,110,000	185%

On February 9, 2021, the Board of Directors approved the Compensation Committee’s recommendation to award the following bonuses from the 2020 Pool to the named executive officers:

Name	Target Bonus	Percent Target Bonus Achieved	Percent Target Bonus Paid	2020 Bonus Payment (paid in 2021)
Vivek Shah	$1,000,000	123%	123%	$1,230,000
R. Scott Turicchi	$750,000	123%	129%	$967,500
Jeremy D. Rossen	$260,000	123%	175%	$455,000
Steve P. Dunn	$169,500	123%	175%	$297,413
For fiscal 2018, 2019, and 2020, J2 Global paid the following aggregate bonus amounts to the named executive officers in relation to the target percentage achievement in such fiscal year and the corresponding funding levels:

Year	Aggregate Target Bonus	Percent Annual Goal Achieved	Percent Target Bonus Achieved	Percent Bonus Paid	Aggregate Bonus Paid

2018	$2,150,000	97.83%	78.3%	81.88%	$1,760,450
2019	$2,165,000	101.23%	112.3%	112.3%	$2,431,295
2020	$2,179,950	102.3%	123.0%	135.3%	$2,949,913

In 2021, in keeping with our commitment to diversity and inclusion (DEI), and in consultation with the Environmental, Social and Corporate Governance and Compensation Committees, we have established a DEI component to the bonus plans of certain senior executives related to diversity and inclusion. Such DEI bonus will be based on the achievement of the Company’s DEI objectives and represents a maximum of fifteen percent (15%) of an individual’s then current bonus target amount. The Compensation Committee, in consultation with the Environmental, Social and Corporate Governance Committee, will be responsible for assessing the Company’s performance with respect to DEI objectives.

Long-Term Equity Incentive Compensation. We provide share-based, long-term compensation to our executive officers through our stockholder-approved 2015 J2 Global, Inc. Stock Option Plan (the “2015 Stock Plan”). The 2015 Stock Plan provides for a variety of stock and share-based awards, including stock options, time-based restricted stock awards and restricted stock units (RSUs), each of which vests over a period determined by the Compensation Committee, as well as performance-based restricted stock awards and performance stock units (PSUs) that are earned based on the Company’s achievement of stock price targets established by the Committee. We believe that these awards create a powerful link between the creation of stockholder value and executive pay delivered.

In general, the Compensation Committee determines the appropriate size of stock-based compensation awards by evaluating the relative importance of the contributions of each executive and the expected future value of each award over the vesting period. The Compensation Committee also takes into account from time to time information provided by third-party compensation surveys that provide market compensation data of similarly-situated executives at similar companies. This process is designed to achieve the proper balance between incentivizing and retaining the services of our executive officers and other key employees, while continuing to preserve stockholder value. Long-term incentive levels for J2’s officers are targeted at the median of competitive market pay levels.

CEO Long-Term Equity Incentive Compensation
In connection with his appointment as Chief Executive Officer of the Company, Mr. Shah was awarded an upfront long-term equity award, effective January 1, 2018 under the Company’s 2015 Stock Plan consisting of 400,000 stock options, 400,000 performance-based restricted shares, and 200,000 time-based restricted shares (the “Shah Equity Award”) to incentivize Mr. Shah during his tenure as Chief Executive Officer. The Compensation Committee used numerous factors, including benchmarking materials and the work of third-party compensation consultants, to determine the Shah Equity Award and decided that a primarily performance-based award over an eight year time frame was an appropriate long-term incentive award for the Company’s new Chief Executive Officer. The exercise price of the stock options under the Shah Equity Award is equal to $75.03, the fair market value of a share of Company common stock on January 1, 2018. The stock options and time-based restricted shares will vest in eight equal installments on each of the eight anniversaries of January 1, 2018 (the “Shah Grant Date”). The performance-based restricted share award will vest in one-eighth increments only if the Company’s common stock price remains at or above the following eight stock prices for at least 20 trading days in any 30 consecutive trading day period and the average closing price for such 30 day period is equal to or exceeds such stock price threshold: $83.93, $93.88, $105.01, $117.47, $131.40, $146.98, $164.41 and $183.90; provided that no performance-based shares vested before the second anniversary of the Shah Grant Date. The stock price thresholds with respect to Mr. Shah’s performance-based restricted shares are based on the compounded annual growth rate in the Company’s common stock price from the date of its initial public offering until the Shah Grant Date, as applied to each of the eight successive stock price thresholds. The Shah Equity Award is otherwise subject to the terms and conditions of the 2015 Stock Plan, and the individual award agreements thereunder corresponding to the awards. As of January 1, 2021, 150,000 stock options (37.5% of the stock options), 100,000 performance-based restricted shares (25% of the performance-based restricted shares), and 75,000 time-based restricted shares (37.5% of the time-based restricted shares) under the Shah Equity Award had vested. The Compensation Committee does not expect to grant additional equity awards to Mr. Shah until the end of the eight-year period commencing on January 1, 2018.
Long-Term Incentive Compensation for Other NEOs
Since fiscal 2016, when the Compensation Committee adopted a policy pertaining to the vesting of restricted stock awards issued to senior executive officers, including the named executive officers, the Company has been granting long-term equity based awards in the form of time-based restricted stock awards and RSUs and performance-based restricted stock awards and PSUs. The restricted shares and RSUs vest ratably over a five-year vesting period, with awards vesting one-fifth on each of the first five anniversaries of the date of the award provided that the recipient is still employed by J2 Global at the applicable vesting date (“time vesting restricted shares”). The performance shares and PSUs vest with respect to one-fifth of such shares at each such time as J2 Global common stock remains at or above specified stock prices for a specified number of trading days (“performance restricted shares”); provided that in the case of performance restricted shares (x) no such shares shall vest prior to the first anniversary of the date of grant, whether or not any stock price condition is satisfied prior to such time and (y) the recipient is still employed by J2 Global at the applicable vesting date. The recipients have a total of eight years to achieve any performance targets with respect to the performance shares and PSUs.
In fiscal 2020, the Compensation Committee issued RSUs and PSUs to the named executive officers as provided in the below table. With respect to the PSUs, the Board determined that one-fifth of such shares will vest at each such time as J2 Global common stock remains at or above the following stock price targets over the potential vesting period: $99.04, $107.58, $116.87, $126.96 and $137.91; provided that such stock price target is maintained for a 20 out of 30 consecutive trading day period.

In fiscal 2020, the following stock-based compensation awards were made to the named executive officers other than Mr. Shah who did not receive any stock-based compensation awards in 2020, (the “2020 Awards”) (assuming a value for the time based restricted shares based on the grant date fair value of such awards and performance restricted shares based on the probable outcome of the performance conditions):

Name	Number of Performance-Based Restricted Stock Units	Dollar Value of Performance-Based Restricted Stock Units	Number of Time-Based Restricted Stock Units	Dollar Value of Time-Based Restricted Stock Units	Dollar Value of Long-Term Equity Incentive Award	Dollar Value of Long-Term Equity Incentive Award Over Term
Vivek Shah	_	_	_	_	_	_
R. Scott Turicchi	16,453	$1,167,984	19,744	$1,751,222	$2,919,206	$583,841
Jeremy D. Rossen	4,392	$311,774	5,270	$467,436	$779,210	$155,842
Steve P. Dunn	2,921	$207,352	3,504	$310,793	$518,145	$103,629

Employee Stock Purchase Plan. J2 Global offers all of its employees, including J2 Global’s named executive officers, the opportunity to purchase J2 Global’s common stock through a tax-qualified employee stock purchase plan (“ESPP”). Under the ESPP, eligible employees can withhold up to 15% of their earnings, up to certain maximums, to be used to purchase shares of J2 Global’s common stock at certain plan-defined dates. The price of J2 Global common stock purchased under the ESPP for the offering periods is equal to 85% of the lesser of its fair market value at the beginning or the end of the offering period.
Other Compensation. J2 Global’s executive officers are entitled to participate in J2 Global’s health, vision, dental, life and disability insurance plans, J2 Global’s innovation and patent award program and J2 Global’s tax-qualified 401(k) plan, to the same extent as J2 Global’s other employees.
Change in Control and Severance Arrangements. J2 Global has not provided change of control or severance arrangements to any of its executive officers, other than certain equity award special vesting benefits as set forth below.
Our named executive officers are eligible to receive benefits pursuant to the terms applicable to their equity awards (1) in the event of certain qualifying terminations of employment following a change in control and (2) upon their retirement, disability or death. The amount of benefits will vary based on the reason for the termination.
Except with respect to Mr. Shah, in the event of a change of control of J2 Global, (a) each option granted under the 2015 Stock Plan will become immediately exercisable in full and (b) all outstanding restrictions on each share of restricted stock including time and performance based restrictions, and each RSU and PSU awarded under the 2015 Stock Plan will immediately lapse in full unless the Committee or the Board of Directors determines that the holder has been offered substantially identical replacement options, shares of restricted stock, RSUs or PSUs, as the case may be, and a comparable position at the acquiring company. With respect to Mr. Shah, in the event of a change of control of J2 Global, (a) each option granted under the 2015 Stock Plan will become immediately exercisable in full if Mr. Shah’s employment is terminated other than for cause or good reason within two (2) years of the change in control, (b) all outstanding restrictions on each share of time-based restricted stock will immediately be canceled in full upon and simultaneously with the change of control unless the Board determines that Mr. Shah has been offered substantially identical replacement restricted stock and a comparable position at any acquiring company, and (c) the stock price conditions for performance-based restricted stock will be deemed satisfied based on the sale price per share realized in connection with the change in control plus the next additional tranche of performance-based restricted stock (the “Accelerated Performance-Vesting Shares”), and, to the extent such Accelerated Performance-Vesting Shares did not previously vest, all restrictions on each Accelerated Performance-Vesting Share will immediately be canceled in full upon and simultaneously with the Change in Control. Moreover, the Compensation Committee or Board of Directors may provide for awards under the 2015 Stock Plan to be cancelled in exchange for a cash payment in connection with a change in control.
With respect to a participant’s outstanding vested options, upon the participant’s termination of employment with the Company or its subsidiaries as a result of his or her death, disability, retirement or if the participant dies during the three-month period after the termination of employment with the Company or its subsidiaries, such option shall, unless the applicable option agreement provides otherwise, expire one year after the date of his or her death, disability or retirement but in no event later than the original expiration date of the option. During such one-year period the option may be exercised by the participant’s executor or administrator or by any person or persons who shall have acquired the option directly from the participant by bequest or inheritance, but only to the extent that the participant was entitled to exercise the option at the date of his or her death and, to the extent the option is not so exercised, it shall expire and no longer be exercisable at the end of such one-year period. “Retirement” for purposes of J2 Global’s stock option agreement is defined as the termination of employment of the participant if (1) on the effective date of the termination of employment (the “Termination Date”), (i) the participant has reached the age of 65 on or before the Termination Date, and the Termination Date is not less than six (6) months following the date of the stock option agreement; or (ii) the participant has reached the age of 60 on or before the Termination Date and has completed not less than ten (10) years of service with the Company and/or its subsidiaries and (2) the participant has provided the Company with at least 12 months’ advance written notice of his or her intention to retire and the participant remains continuously employed with the Company or its subsidiaries during such 12 month period.
In the event that a participant’s employment with the Company or its subsidiaries terminates as a result of his or her death, disability or retirement, then (1) all outstanding restrictions on each time vesting restricted share, and each performance vesting restricted share granted before 2018, shall lapse on the later of (i) the date of such event, or (ii) the first anniversary of the date of the restricted stock agreement related thereto, (2) the continued employment conditions shall lapse on the remaining performance vesting restricted shares and the performance vesting restricted shares shall be eligible to meet the stock price performance conditions during the 36 months following the termination of employment (after which any unvested performance vesting restricted shares will be forfeited), provided that (x) such 36 month period is subject to and shall not extend the expiration date of the performance vesting restricted shares, and (y) no restrictions on performance vesting restricted shares shall lapse prior to the date that is the one year anniversary of the date of the restricted stock agreement related thereto, (3) in the case of death and disability, all unvested RSUs and PSUs will vest in full, and (4) in the case of retirement, all unvested RSUs and PSUs will be forfeited. “Retirement” for purposes of the restricted stock agreement is defined as set forth above.
Stock Ownership Guidelines
We have had stock ownership guidelines for our named executive officers and other executives since 2016. The targeted stock ownership requirements were established as a multiple of base salary. For Mr. Shah, the targeted stock ownership level is five times base salary. For Mr. Turicchi, the targeted stock ownership level is four times base salary. For Messrs. Rossen and Dunn, the targeted stock ownership level is three times base salary. Each individual subject to our stock ownership guidelines has five years from the date their target level was established to meet the guidelines.

Prohibitions on Hedging and Pledging Transactions

The Board of Directors has adopted an anti-hedging and anti-pledging policy that prohibits officers and directors from engaging in transactions that would allow such officer or director to continue to own the Company’s common stock without taking on the full risks and rewards of stock ownership. The Board of Directors believes that when such transactions occur, those directors or officers engaged in any such transactions may no longer have the same objectives as the Company’s other stockholders under such circumstances. Therefore, the Company’s insider trading policies prohibit all employees, directors, and certain other designated persons of J2 Global and its subsidiaries and affiliates, together with their spouses, other persons living in their households, their children, and entities over which they exercise control or own, from engaging in the following transactions in the Company’s securities and any similar transactions:
•day trading;
•trading on margin or maintaining margin accounts;
•trading in puts, calls or other derivative securities;
•hedging or other monetization transactions, including prepaid variable forward contracts, equity swaps, collars and exchange funds;
•placing standing orders; and
•pledging the Company’s securities as collateral for a loan.

Prior to engaging in any transaction in the Company’s securities, executive officers and directors must first obtain pre-clearance of the transaction from the Company’s General Counsel, or, for the General Counsel and for executive directors and officers in the General Counsel’s absence, from the Chief Executive Officer, President and/or Chief Financial Officer, except with respect to trading pursuant to certain preexisting written plans, contracts, instructions, or arrangements under Rule 10b5-1 that have been approved by the Company.
Summary
After its review of all existing programs, consideration of current market and competitive conditions and alignment with J2 Global’s overall compensation objectives and philosophy, the Compensation Committee believes that the total compensation program for J2 Global’s executive officers is focused on increasing value for stockholders and enhancing J2 Global’s performance. The Compensation Committee currently is satisfied that, the compensation J2 Global pays to its named executive officers properly ties a significant portion of compensation to stock appreciation or stockholder value through stock-based compensation awards and annual cash incentive bonus measures and delivers compensation levels that are competitive with the compensation programs offered by other corporations with which J2 Global competes for executive talent.

Notwithstanding anything to the contrary set forth in any of J2 Global’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

COMPENSATION COMMITTEE REPORT
Management of J2 Global has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for J2 Global’s 2021 Annual Meeting of Stockholders.
Submitted by the Compensation Committee of the Board of Directors,

Sarah Fay
Douglas Y. Bech
Stephen Ross
Pamela Sutton-Wallace

PAY RATIO DISCLOSURE

Set forth below is our median employee’s annual total compensation (excluding our CEO, Mr. Shah), Mr. Shah’s annual total compensation and the ratio of these amounts:

Median Employee annual total compensation (excluding our PEO): $69,056
Mr. Shah, our PEO, annual total compensation: $2,256,423
Ratio of PEO to Median Employee Compensation: 32.7:1.0
Background
As of December 31, 2020, the Company employed 4,746 persons for some or all of the year. In determining the median employee, the Company prepared a listing of all employees as of December 31, 2020 on an anonymous basis and included all income that was reportable to the applicable taxing authority in the jurisdiction in which each such employee was employed. For example, in the United States, the Company used each employee’s income reflected on Form W-2. The Company annualized the compensation of its permanent employees who were employed for less than the full year. We selected the median amount from this list. The Company then determined the annual total compensation of the median employee using the same methodology used in determining the PEO’s annual total compensation as provided in the 2020 Summary Compensation Table below.
The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION RISK

The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including executive and non-executive officers, and determined that J2 Global’s compensation programs do not give rise to risks reasonably likely to have a material adverse effect on the Company. The Committee noted several design features of J2 Global’s cash and equity incentive programs for all executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support sustainable value creation:

•The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics (earnings and total stockholder return);
•There is a significant weighting towards long-term incentive compensation that discourages short-term risk taking;
•Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation; and
•The maximum funding level of the 2020 Executive Bonus Program was capped at 185% of target for 2020, and will be capped at 185% of target for 2021.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Ms. Fay and Messrs. Bech, Cresci and Ross, served on the Compensation Committee during 2020. J2 Global has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported pursuant to applicable SEC rules. No member of the Compensation Committee has ever been an officer or employee of J2 Global.

2020 Summary Compensation Table
The table below summarizes the total compensation earned by each of the named executive officers in 2018, 2019 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)	Total ($)

Vivek Shah Chief Executive Officer	2020	$1,000,000	–	–	–	$1,230,000	$26,423	$2,256,423
	2019	$1,000,000	–	–	–	$1,123,000	$25,953	$2,148,953
	2018	$1,000,000	–	$35,494,000	$7,756,000	$783,000	$27,200	$45,060,200

Scott Turicchi President and Chief Financial Officer	2020	$750,000	–	$2,919,206	–	$967,500	$26,423	$4,663,129
	2019	$750,000	–	$2,741,299	–	$842,250	$18,233	$4,351,782
	2018	$715,559	–	$2,768,232	–	$664,250	$29,572	$4,177,613

Jeremy D. Rossen Executive Vice President, General Counsel and Secretary	2020	$450,000	$18,000	$779,210	–	$455,000	$26,375	$1,710,585
	2019	$444,503	–	$703,591	–	$280,750	$18,233	$1,447,078
	2018	$417,347	–	$669,914	–	$184,005	$29,478	$1,300,744

Steve P. Dunn Chief Accounting Officer	2020	$305,000	$9,500	$518,145	–	$297,413	$19,013	$1,139,571
	2019	$305,000	–	$472,424	–	$185,295	$13,737	$976,457
	2018	$299,260	–	$477,099	–	$129,195	$16,002	$921,556
(1)Amounts reported in this column represent compensation earned and paid in the year in which they were reported.
(2)These amounts represent the grant date fair value under ASC 718 for restricted stock awards granted and report a grant date value for the performance restricted shares based upon the probable outcome of the performance conditions. The ASC 718 value as of the grant date for stock awards is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted are included in Note 15, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2020, included in J2 Global’s Annual Report on Form 10-K filed with the SEC on March 1, 2021. Assuming the achievement of all performance conditions, the value of the 2020, 2019 and 2018 performance restricted shares at the grant date would be: $1,500,020, $1,500,026, and $1,499,985, respectively, for Mr. Turicchi; $400,419, $385,008, and $363,008, respectively, for Mr. Rossen; and $266,308, $258,561, and $258,482, respectively, for Mr. Dunn. Assuming the achievement of all performance conditions, the value of the 2018 performance restricted shares at the grant date would be: $30,012,000 for Mr. Shah.
(3)These amounts represent the grant date fair value under ASC 718 for stock option awards granted. The ASC 718 value as of the grant date for stock option awards is spread over the vesting period. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for stock options granted are included in Note 15 “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2020, included in J2 Global’s Annual Report on Form 10-K filed with the SEC on March 1, 2021.

2020 All Other Compensation

The following table and related footnotes describe each component of the column entitled “All Other Compensation” in the Summary Compensation Table.

Name	Year	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)

Vivek Shah	2020	$20,723(1)	$5,700	$26,423
	2019	$20,353(2)	$5,600	$25,953
	2018	$21,700(3)	$5,500	$27,200

R. Scott Turicchi	2020	$20,723(1)	$5,700	$26,423
	2019	$17,233(4)	$1,000	$18,233
	2018	$28,572(5)	$1,000	$29,572

Jeremy D. Rossen	2020	$20,675(6)	$5,700	$26,375
	2019	$17,233(4)	$1,000	$18,233
	2018	$28,478(7)	$1,000	$29,478

Steve P. Dunn	2020	$14,036(8)	$4,977	$19,013
	2019	$12,737(9)	$1,000	$13,737
	2018	$15,002(10)	$1,000	$16,002
________________
(1)Consists of $19,712 in medical, dental and vision insurance premium contributions, $621 in short term and long term disability insurance premium contributions and $390 in life insurance premium contributions for $500,000 in life insurance benefits.
(2)Consists of $19,532 in medical, dental and vision insurance premium contributions, $527 in short term and long term disability insurance premium contributions and $294 in life insurance premium contributions for $500,000 in life insurance benefits.
(3)Consists of $20,400 in medical, dental and vision insurance premium contributions, $490 in short term and long term disability insurance premium contributions and $810 in life insurance premium contributions for $500,000 in life insurance benefits.
(4)Consists of $16,658 in medical, dental and vision insurance premium contributions, $491 in short term and long term disability insurance premium contributions and $84 in life insurance premium contributions for $100,000 in life insurance benefits.
(5)Consists of $28,303 in medical, dental, and vision insurance premium contributions and $269 in life insurance premium contributions for $25,000 in life insurance benefits.
(6)Consists of $19,712 in medical, dental and vision insurance premium contributions, $612 in short term and long term disability insurance premium contributions and $351 in life insurance premium contributions for $450,000 in life insurance benefits.
(7)Consists of $28,388 in medical, dental and vision insurance premium contributions and $90 in life insurance premium contributions for $25,000 in life insurance benefits.
(8)Consists of $13,212 in medical, dental and vision insurance premium contributions, $586 in short term and long term disability insurance premium contributions and $238 in life insurance premium contributions for $305,000 in life insurance benefits.

(9)Consists of $12,162 in medical, dental and vision insurance premium contributions, $491 in short term and long term disability insurance premium contributions and $84 in life insurance premium contributions for $100,000 in life insurance benefits.
(10)Consists of $14,912 in medical, dental and vision insurance premium contributions and $90 in life insurance premium contributions for $25,000 in life insurance benefits.

2020 Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)

		Threshold(1) ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Vivek Shah	2/6/2020(2)	–	1,000,000	1,850,000	–	–	–	–	–	–	–

R. Scott Turicchi	2/6/2020(2)	–	750,000	1,387,500	–	–	–	–	–	–	–
	3/6/2020	–	–	–	–	–	–	32,906(3)	–	–	2,668,004
	3/13/2020	–	–	–	–	–	–	3,291(4)	–	–	251,202

Jeremy D. Rossen	2/6/2020(2)	–	250,000	462,500	–	–	–	–	–	–	–
	3/6/2020	–	–	–	–	–	–	8,784(3)	–	–	712,192
	3/13/2020							878(4)			67,018

Steve P. Dunn	2/6/2020(2)	–	165,000	305,250	–	–	–	–	–	–	–
	3/6/2020	–	–	–	–	–	–	5,841(3)	–	–	473,568
	3/13/2020		–	–	–	–	–	584(4)	–	–	44,577
________________
(1)The 2020 Executive Bonus Plan was only funded if at least a minimum of more than 90% of the 2020 Goal was achieved, as more fully described in the “Compensation Discussion and Analysis – Incentive Cash Compensation” above. If less than 90% of the 2020 Goal was achieved, the bonus pool would not have been funded at all and the named executive officers would not have received any bonus under the 2020 Executive Bonus Plan.
(2)These amounts were calculated based on each named executive officer’s contribution to the bonus pool under the 2020 Executive Bonus Plan. Although these amounts serve as a baseline for individual bonus awards, individual bonuses are granted at the discretion of the Compensation Committee in accordance with the methodology outlined under “Compensation Discussion and Analysis – Incentive Cash Compensation” above.
(3)50% of this restricted stock award vests in five equal installments on each anniversary of the grant date, with the first installment vesting on March 6, 2021, provided that the recipient is still employed by J2 Global at the applicable vesting date, and 50% of this stock award vests with respect to one-fifth of such shares at each such time as J2 common stock remains at or above the following stock prices for at least 20 trading days in any 30 consecutive trading day period: $99.04, $107.58, $116.87, $126.96, and $137.91, provided, with respect to this second 50% that (a) no such shares shall vest prior to the first anniversary of the date of grant and (b) the recipient is still employed by J2 Global at the applicable vesting date.
(4)This restricted stock award vests in five equal installments on each anniversary of the grant date, with the first installment vesting on March 13, 2021, provided that the recipient is still employed by J2 Global at the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End 2020
    The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Vivek Shah	100,000	300,000	–	$75.03	1/1/2028 (2)	478,228 (4)	$46,718,093	–	–

R. Scott Turicchi	23,000	–	–	$67.35	5/6/2025 (3)	116,285 (5)	$11,352,905	–	–

Jeremy D. Rossen	–	–	–	–	–	30,049 (6)	$2,935,487	–	–

Steve P. Dunn	–	–	–	–	–	20,618 (7)	$2,014,172	–	–
________________
(1)The market value is determined by multiplying the number of shares by $97.69, the closing trading price of J2 Global common stock on the Nasdaq Global Select Market on December 31, 2020, the last trading day of the fiscal year.
(2)The option was granted on January 1, 2018. The option vests and becomes exercisable in eight equal annual installments. The first installment vested on January 1, 2019. The option becomes fully vested on January 1, 2026.
(3)The option was granted on May 6, 2015. The option vested in five equal annual installments and became fully vested on May 6, 2020.
(4)Consists of the unvested restricted stock as follows: (a) 15,691 restricted shares granted on May 9, 2016 that vest ratably over five years, beginning on May 9, 2017; (b) 15,691 restricted shares granted on May 9, 2016 that vest based on specified stock price targets of the Company’s common stock; (c) 13,437 restricted shares granted on May 4, 2017 that vest ratably over five years, beginning on May 4, 2018; (d) 13,436 restricted shares granted on May 4, 2017 that vest based on specified stock price targets of the Company’s common stock; (e) 200,000 restricted shares granted on January 1, 2018 that vest ratably over eight years, beginning on January 1, 2019; and (f) 400,000 restricted shares granted on January 1, 2018 that vest based on specified stock price targets of the Company’s common stock.
(5)Consists of the unvested restricted stock with respect to the following restricted stock awards: (a) 17,653 restricted shares granted on May 9, 2016 that vest ratably over 5 years, beginning on May 9, 2017; (b) 17,652 restricted shares granted on May 9, 2016 that vest based on specified stock price targets of the Company’s common stock; (c) 13,711 restricted shares granted on May 4, 2017 that vest ratably over five years, beginning on May 4, 2018; (d) 13,710 restricted shares granted on May 4, 2017 that vest based on specified stock price targets of the Company’s common stock; (e) 18,269 restricted shares granted on May 3, 2018 that vest ratably over five years, beginning on May 3, 2019; (f) 18,268 restricted shares granted on May 3, 2018 that vest based on specified stock price targets of the Company’s common stock; (g) 17,735 restricted shares granted on March 13, 2019 that vest ratably over five years, beginning on March 13, 2020; (h) 17,735 restricted shares granted on March 13, 2019 that vest based on specified stock price targets of the Company’s common stock; (i) 16,453 restricted shares granted on March 6, 2020 that vest ratably over five years, beginning on March 6, 2021; (j) 16,453 restricted shares granted on March 6, 2020 that vest based on specified stock price targets of the Company’s common stock; and (k) 3,291 restricted shares granted on March 13, 2020 that vest ratably over five years, beginning on March 13, 2021.
(6)Consists of the unvested restricted stock with respect to the following restricted stock awards: (a) 4,354 restricted shares granted on May 9, 2016 that vest ratably over five years, beginning on May 9, 2017; (b) 4,354 restricted shares granted on May 9, 2016 that vest based on specified stock price targets of the Company’s common stock; (c) 3,702 restricted shares granted on May 4, 2017 that vest ratably over five years, beginning on May 4, 2018; (d) 3,702 restricted shares granted on May 4, 2017 that vest based on specified stock price targets of the Company’s common stock; (e) 4,421 restricted shares granted on May 3, 2018 that vest ratably over five years, beginning on May 3, 2019; (f) 4,421 restricted shares granted on May 3, 2018 that vest based on specified stock price targets of the Company’s common stock; (g) 4,552 restricted shares granted on March 13, 2019 that vest ratably over five years, beginning on March 13, 2020; (h) 4,552 restricted shares granted on March 13, 2019 that vest based on specified stock price targets of the Company’s common stock; (i) 4,392 restricted shares granted on March 6, 2020 that vest ratably over five years, beginning on March 6, 2021; (j) 4,392 restricted shares granted on March 6, 2020 that vest based on specified stock price targets of the Company’s common stock; and (k) 878 restricted shares granted on March 13, 2020 that vest ratably over five years, beginning on March 13, 2021.
(7)Consists of the unvested restricted stock with respect to the following restricted stock awards: (a) 3,123 restricted shares granted on May 9, 2016 that vest ratably over five years, beginning on May 9, 2017; (b) 3,122 restricted shares granted on May 9, 2016 that vest based on specified stock price targets of the Company’s common stock; (c) 2,605 restricted shares granted on May 4, 2017 that vest ratably over five years, beginning on May 4, 2018; (d) 2,605 restricted shares granted on May 4, 2017 that vest based on specified stock price targets of the Company’s common stock; (e) 3,149 restricted shares granted on May 3, 2018 that vest ratably over five years, beginning on May 3, 2019; (f) 3,148 restricted shares granted on May 3, 2018 that vest based on specified stock price targets of the Company’s common stock; (g) 3,056 restricted shares granted on March 13, 2019 that vest ratably over five years, beginning on March 13, 2020; (h) 3,057 restricted shares granted on March 13, 2019 that vest based on specified stock price targets of the Company’s common stock; (i) 2,920 restricted shares granted on March 6, 2020 that vest ratably over five years, beginning on March 6, 2021; (j) 2,921 restricted shares granted on March 6, 2020 that vest based on specified stock price targets of the Company’s common stock; and (k) 584 restricted shares granted on March 13, 2020 that vest ratably over five years, beginning on March 13, 2021.

Option Exercises and Stock Vested in 2020
The following table sets forth certain information with respect to stock options exercised and vested stock awards by J2 Global’s executive officers during the fiscal year ended December 31, 2020.

Name	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Vivek Shah	–	–	133,963	$12,484,358

R. Scott Turicchi	–	–	25,610	$2,060,638

Jeremy D. Rossen	–	–	9,186	$653,788

Steve P. Dunn	–	–	4,722	$379,473

Equity Compensation Plan Information

The following table provides information as of December 31, 2020, regarding shares outstanding and available for issuance under J2 Global’s existing stock-based plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	475,601(1)	$69.61	3,424,289(2)
Equity compensation plans not approved by security holders	—	—	—
________________
(1)Consists of shares to be issued upon the exercise of stock options outstanding under the 2015 Stock Plan and the 2007 Stock Plan.
(2)Consists of 2,019,350 shares available for grant under the 2015 Stock Plan and 1,404,939 shares available for grant under the 2001 Employee Stock Purchase Plan.
Potential Post-Employment Payments
Our named executive officers are eligible to receive benefits in the event their employment is terminated (1) following a change in control and (2) upon their retirement, disability or death. The amount of benefits will vary based on the reason for the termination.
The following sections present calculations as of December 31, 2020 of the estimated benefits our named executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

Payments Upon a Change in Control or a Qualifying Termination of Employment Following a Change in Control
J2 Global has not provided change of control or severance arrangements to any of its executive officers, except for the equity award benefits provided below.
Except with respect to Mr. Shah, in the event of a change of control of J2 Global, (a) each option granted under the 2015 Stock Plan will become immediately exercisable in full and (b) all outstanding restrictions on each share of restricted stock including time and performance based restrictions, and each RSU and PSU awarded under the 2015 Stock Plan will immediately lapse in full unless the Committee or the Board of Directors determines that the holder has been offered substantially identical replacement options, shares of restricted stock, RSUs or PSUs, as the case may be, and a comparable position at the acquiring company. With respect to Mr. Shah, in the event of a change of control of J2 Global, (a) each option granted under the 2015 Stock Plan will become immediately exercisable in full if Mr. Shah’s employment is terminated other than for cause or good reason within two (2) years of the change in control, (b) all outstanding restrictions on each share of time-based restricted stock will immediately be canceled in full upon and simultaneously with the change of control unless the Board determines that Mr. Shah has been offered substantially identical replacement restricted stock and a comparable position at any acquiring company, and (c) the stock price conditions for performance-based restricted stock will be deemed satisfied based on the sale price per share realized in connection with the change in control plus the next additional tranche of performance-based restricted stock (the “Accelerated Performance-Vesting Shares”), and, to the extent such Accelerated Performance-Vesting Shares did not previously vest, all restrictions on each Accelerated Performance-Vesting Share will immediately be canceled in full upon and simultaneously with the Change in Control. Moreover, the Compensation Committee or Board of Directors may provide for awards under the 2015 Stock Plan to be cancelled in exchange for a cash payment in connection with a change in control.
As of December 31, 2020, the named executive officers would have realized the following gains from the acceleration of unvested stock options, measured by the difference between the closing price of J2 Global common stock on the Nasdaq Global Select Market on December 31, 2020, or $97.69, and the option grant price, multiplied by the number of options that remain subject to vesting: Vivek Shah – $6,798,000.
In addition, the named executive officers would have realized the following gains from the acceleration of unvested restricted stock, measured by multiplying the number of unvested restricted shares by the closing price of J2 Global common stock on the Nasdaq Global Select Market on December 31, 2020, or $97.69, assuming the change of control was effectuated at such stock price: Vivek Shah – $22,295,593; R. Scott Turicchi – $11,359,882; Jeremy D. Rossen – $2,935,487; and Steve P. Dunn – $2,014,172.
Payments Upon Death, Disability or Retirement
With respect to a participant’s outstanding vested options, upon the participant’s termination of employment with the Company or its subsidiaries as a result of his or her death, disability, retirement or if the participant dies during the three-month period after the termination of employment with the Company or its subsidiaries, such option shall, unless the applicable option agreement provides otherwise, expire one year after the date of his or her death, disability or retirement but in no event later than the expiration date of the option. During such one-year period the option may be exercised by the participant’s executor or administrator or by any person or persons who shall have acquired the option directly from the participant by bequest or inheritance, but only to the extent that the participant was entitled to exercise the option at the date of his or her death and, to the extent the option is not so exercised, it shall expire and no longer be exercisable at the end of such one-year period.

In the event that a participant’s employment with the Company or its subsidiaries terminates as a result of his or her death, disability or retirement, then (1) all outstanding restrictions on each time vesting restricted share, and each performance vesting restricted share granted before 2018, shall lapse on the later of (i) the date of such event, or (ii) the first anniversary of the date of the restricted stock agreement related thereto, (2) the continued employment conditions shall lapse on the remaining performance vesting restricted shares and the performance vesting restricted shares shall be eligible to meet the stock price performance conditions during the 36 months following the termination of employment (after which any unvested performance vesting restricted shares will be forfeited), provided that (x) such 36 month period is subject to and shall not extend the expiration date of the performance vesting restricted shares, and (y) no restrictions on performance vesting restricted shares shall lapse prior to the date that is the one year anniversary of the date of the restricted stock agreement related thereto, (3) in the case of death and disability, all unvested RSUs and PSUs will vest in full, and (4) in the case of retirement, all unvested RSUs and PSUs will be forfeited. “Retirement” for purposes of the restricted stock agreement is defined as set forth above.
J2 Global’s option agreements and restricted stock agreements is defined as set forth above in “Components of Executive Compensation Program—Change in Control and Severance Arrangements” at page 29.
As of December 31, 2020, each of the named executive officers would have realized the following gains from the acceleration of unvested time vesting restricted stock, unvested performance vesting restricted stock awarded before 2018, and RSUs, measured by multiplying the number of unvested time vesting restricted shares and RSUs subject to acceleration by the closing price of J2 Global common stock on the Nasdaq Global Select Market on December 31, 2020, or $97.69: (1) in the case of death or permanent disability, Vivek Shah – $17,411,093; R. Scott Turicchi – $7,295,685; Jeremy D. Rossen – $1,891,474; and Steve P. Dunn – $1,305,236, and (2) in the case of retirement: Vivek Shah – $17,411,093; R. Scott Turicchi – $5,366,893; Jeremy D. Rossen – $1,376,647; and Steve P. Dunn – $962,930. These amounts do not include time vesting RSUs granted to each of the named executive officers in 2020, which restricted shares would vest on the one year anniversary of the grant date. The named executive officers’ performance vesting restricted stock will remain outstanding and eligible to vest as described in this section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information Regarding Beneficial Ownership of Principal Stockholders

The following table contains information regarding the beneficial ownership of J2 Global common stock by the stockholders J2 Global knows to beneficially own more than five percent of J2 Global’s outstanding shares of common stock. The percentage of ownership is calculated using the number of outstanding shares on March 16, 2021.

Name	Number of Shares Beneficially Owned(1)	Approximate Percentage

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	5,139,299(2)`	11.38%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,170,353(3)	9.24%

ArrowMark Colorado Holdings, LLC	2,980,000(4)	6.60%
100 Fillmore Street, Suite 325 Denver, Colorado 80206
_______________
(1)As of March 16, 2021, 45,149,461 shares of J2 Global common stock were outstanding.
(2)Based solely on information set forth in the stockholder’s Schedule 13G/A filed with the SEC on January 27, 2021. BlackRock, Inc. (“BlackRock”) made this filing on behalf of itself and various BlackRock-related entities. According to the Schedule 13G/A, BlackRock has sole voting power over 5,055,667 shares and sole dispositive power over 5,139,299 shares.
(3)Based solely on information set forth in the stockholder’s Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group, Inc. (“Vanguard”) made this filing on behalf of itself and various Vanguard-related entities. According to the Schedule 13G/A, Vanguard has shared voting power over 101,284 shares, sole dispositive power over 4,032,005 shares and shared dispositive power over 138,348 shares.
(4)Based solely on information set forth in the stockholder’s Schedule 13G filed with the SEC on February 16, 2021. ArrowMark Colorado Holdings, LLC (“ArrowMark”) made this filing on behalf of itself. According to the Schedule 13G, ArrowMark has sole voting and dispositive power over 2,980,000 shares.

Information Regarding Beneficial Ownership of Management

The table below sets forth certain information that has been provided to J2 Global with respect to beneficial ownership of shares of J2 Global common stock as of March 16, 2021 by: (i) each director and nominee for director of J2 Global, (ii) each of the named executive officers of J2 Global and (iii) all directors and executive officers of J2 Global as a group. Each of the persons or group of persons in the table below has sole voting power and sole dispositive power as to all of the shares of our common stock shown as beneficially owned by them, except as otherwise indicated.

Name(1)	Common Stock
	Number of Shares Beneficially Owned(2)	Approximate Percentage
Richard S. Ressler	1,162,082(3)	2.61%
Vivek Shah	499,990(9)	1.43%
Douglas Y. Bech	138,176(4)	*
Sarah Fay	8,125(5)	*
W. Brian Kretzmer	7,537(6)	*
Jonathan F. Miller	164,363(7)	*
Stephen Ross	17,865(8)	*
Pamela Sutton-Wallace
Scott C. Taylor
R. Scott Turicchi	240,376(10)	*
Jeremy D. Rossen	17,970(11)	*
Steve P. Dunn	11,631(12)	*
All directors and executive officers as a group (11 persons)	2,268,115(13)	5.42%
________________
* Less than 1%

(1)	The address for all executive officers, directors and director nominees is c/o J2 Global, Inc., 700 South Flower Street, 15th Floor, Los Angeles, California 90017.

(2)	As of March 16, 2021, 45,149,461 shares of J2 Global common stock were outstanding. Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise or conversion of all options, warrants and other securities convertible into or exchangeable for common stock within 60 days of March 16, 2021. Shares issuable pursuant to the exercise of stock options and warrants exercisable within 60 days of March 16, 2021 or securities convertible into common stock within 60 days of March 16, 2021 are deemed outstanding and held by the holder of such shares of common stock, options, warrants, or the other securities listed above for purposes of computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(3)	Consists of 1,162,082 shares of J2 Global common stock, including 894,645 shares held by a subsidiary (the “trust subsidiary”) of a trust formed by Mr. Ressler for the benefit of his family members for which Mr. Ressler serves as trustee, 262,614 shares held by estate planning or charitable foundation vehicles, 2,531 shares of unvested restricted stock, and options to acquire 15,117 shares of J2 Global common stock held by the trust subsidiary that are exercisable within 60 days of the record date for the Annual Meeting.

(4)	Consists of 138,176 shares of J2 Global common stock, including 10,000 shares held by estate planning or charitable foundation vehicles and 2,531 shares of unvested restricted stock.

(5)	Consists of 8,125 shares of J2 Global common stock, including 2,531 shares of unvested restricted stock.

(6)	Consists of 7,537 shares of J2 Global common stock, including 2,531 shares of unvested restricted stock.

(7)	Consists of 164,363 shares of J2 Global common stock, including 2,531 shares of unvested restricted stock.

(8)	Consists of 17,865 shares of J2 Global common stock, including 2,531 shares of unvested restricted stock.

(9)	Consists of 499,990 shares of J2 Global common stock, including 110, 000 shares held by estate planning or charitable foundation vehicles, 397, 403 shares of unvested restricted stock, and options to acquire 150,000 shares of J2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(10)	Consists of 240,376 shares of J2 Global common stock, including, 17,723 shares held by estate planning or charitable foundation vehicles, 59,520 shares of unvested restricted stock, and options to acquire 23,000 shares of J2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(11)	Consists of 17,970 shares of J2 Global common stock, including 15,162 shares of unvested restricted stock.

(12)	Consists of 11,631 shares of J2 Global common stock, including 10,584 shares of unvested restricted stock.

(13)	Consists of 2,268,115 shares of J2 Global common stock, including 497,855 shares of unvested restricted stock, 399,887 shares held by estate planning or charitable foundation vehicles, and options to acquire 188,117 shares of J2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

J2 Global is not aware of any arrangements, including any pledge by any person of J2 Global’s securities, the operation of which may, at a subsequent date, result in a change in control of J2 Global. J2 Global is not aware of any material proceedings to which any director, officer or affiliate of J2 Global, any owner of record or beneficially of more than five percent of J2 Global’s common stock or any associate of any such director, officer, affiliate or stockholder is a party adverse to J2 Global or any of its subsidiaries or has a material interest adverse to J2 Global or any of its subsidiaries.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

General
The Audit Committee of the Board of Directors has selected BDO USA, LLP ("BDO") as independent auditors for J2 Global for the fiscal year ending December 31, 2021. BDO has served as J2 Global’s independent auditors since May 9, 2014. Notwithstanding the ratification of BDO as J2 Global’s independent auditors, the Audit Committee, in its discretion, may direct appointment of new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of J2 Global and its stockholders. In addition, if the stockholders do not ratify the appointment of BDO, the Audit Committee will consider the appointment of other independent auditors, but is not required to do so. Representatives of BDO are expected to virtually attend the Annual Meeting and available to respond to appropriate questions. Those representatives will have the opportunity to make a statement if they wish to do so.
Vote Required
Ratification of BDO as J2 Global’s independent auditors for the fiscal year ending December 31, 2021 requires the affirmative vote of the holders of a majority of shares of J2 Global common stock present or represented and entitled to vote at the Annual Meeting.
THE J2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3 – RATIFICATION OF SELECTION OF BDO AS J2 GLOBAL’S INDEPENDENT AUDITORS.

_________________________

Notwithstanding anything to the contrary set forth in any of J2 Global’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT
J2 Global’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. BDO, J2 Global’s independent auditor for 2020, was responsible for expressing opinions on the conformity of J2 Global’s 2020 audited financial statements with generally accepted accounting principles and on the effectiveness of J2 Global’s internal control over financial reporting as of December 31, 2020. The Audit Committee reviewed J2 Global’s financial reporting process on behalf of the Board of Directors. As part of this review for fiscal 2020, the Audit Committee met privately with BDO and J2 Global’s internal auditors to discuss the Company’s financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, BDO or the internal auditors.
In this context, the Audit Committee reviewed and discussed with management and BDO the audited financial statements for the year ended December 31, 2020, J2 Global’s internal control over financial reporting and BDO’s evaluation of J2 Global’s internal control over financial reporting. The Audit Committee discussed with BDO the applicable matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. The Audit Committee has received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO’s communications with the Audit Committee concerning independence, and has discussed with BDO that firm’s independence. The Audit Committee concluded that BDO’s provision of audit and non-audit services to J2 Global and its affiliates through December 31, 2020, was compatible with BDO’s independence.
Based on the considerations referred to above, the Audit Committee recommended to J2 Global’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2020, be included in J2 Global’s Annual Report on Form 10-K for 2020.
Submitted by the Audit Committee of J2 Global’s Board of Directors,
W. Brian Kretzmer, Chairman
Jonathan F. Miller
Stephen Ross
Scott C. Taylor

INFORMATION ABOUT J2 GLOBAL’S AUDITORS
Audit Fees
The fees billed to J2 Global by BDO for services rendered relating to fiscal 2020 and 2019 are set forth below.

	2020	2019
Audit Fees(a)	$4,496,757	$4,149,286
Audit-Related Fees(b)	$18,183	$1,305
Tax Fees(c)	$188,200	$291,179
All Other Fees(d)	–	–
Total	$4,703,140	$4,441,770
________________
(a)Audit Fees included amounts billed or to be billed for professional services rendered for the audit of J2 Global’s annual consolidated financial statements, the review of J2 Global’s financial statements included in J2 Global’s quarterly reports, and the audits of J2 Global’s internal control over financial reporting, statutory and subsidiary audits, the review of documents filed with the SEC and certain accounting consultations in connection with the audits.
(b)Audit-Related Fees included amounts billed for employee benefit plan audits and forensic insurance and recovery services.
(c)Tax Fees consisted principally of professional services rendered for tax compliance and tax planning and advice including assistance with tax audits and appeals and tax advice related to mergers and acquisitions.
(d)All Other Fees included amounts billed for all other fees not related to the categories above including corporate finance assistance and advisory services.

Availability of Representatives of Independent Accountant at the Annual Meeting
Representatives of BDO are expected to be virtually present at the Annual Meeting, and will have the opportunity to make a statement at the meeting if they desire to do so. In addition, they are expected to be available at the meeting to respond to appropriate questions.
Pre-Approval Procedure for Services
The Audit Committee pre-approves all audit and non-audit services. Requests for the independent auditors to provide any services to J2 Global must be submitted to the Audit Committee by both the independent auditors and the Chief Financial Officer and must be pre-approved. The Audit Committee may delegate pre-approval authority to one or more of its members.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires J2 Global’s officers (as defined in Rule 16a-1(f)), directors and persons who own more than 10% of a registered class of J2 Global’s equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish J2 Global with copies of all Section 16(a) forms they file. Based solely on J2 Global’s review of the copies of such forms received by J2 Global and written representations from certain reporting persons that they have complied with the relevant filing requirements, J2 Global believes that all filing requirements applicable to J2 Global’s officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 2020, except as follows due to inadvertent administrative errors on the part of J2 Global. The initial Form 3 and a Form 4 to report an October 7, 2020 grant of RSUs to director Pamela Sutton-Wallace were filed on October 28, 2020; in addition, three late Form 4s were filed on March 17, 2020 on behalf of Jeremy Rossen, Steve Dunn and Scott Turicchi to report grants of RSUs and PSUs on March 6, 2020 and March 13, 2020.

______________________

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

J2 Global has adopted a written policy requiring disclosure by certain employees, including all executive officers, of all transactions involving J2 Global, if the employee or a family member, significant other, employer or close associate will receive a benefit or gain. All such transactions are reviewed by the Chief Executive Officer and/or President and/or the Board of Directors, as appropriate. The employee with an interest in the transaction may be asked to recuse himself or herself from any discussion and/or final decision relating to the transaction and/or any oversight of any ongoing relationship associated with such transaction.

Any proposed transactions requiring disclosure as discussed above may only proceed or continue if J2 Global determines that it will realize at least the same business advantage from the transaction as it would from operating at arms-length with any third party or, alternatively, that the transaction does not represent an actual conflict of interest.
In addition, J2 Global’s Board of Directors has a policy that all transactions between a Board member or family member of a Board member and J2 Global be approved by a majority of members of the Board of Directors with the interested Board member recusing himself from such vote.
In addition, the J2 Global Board of Directors has adopted a written policy governing the approval of Related-Party Transactions (the “RPT Policy”). “Related-Party Transactions” include any transaction or relationship directly or indirectly involving a director or director nominee, executive officer, a 5% stockholder of the Company or any person known by the Company to be an immediate family member of any of the foregoing individuals that would need to be disclosed under Item 404(a) of Regulation S-K. Such transactions do not include, however, indemnification payments, ordinary course business expenses or reimbursements or compensation paid to directors and executive officers for their services as directors and executive officers.

The RPT Policy prohibits all Related-Party Transactions unless they are approved or ratified by the Environmental, Social and Corporate Governance Committee. If a transaction or relationship constitutes a Related-Party Transaction, the Committee will then review the transaction or relationship to determine whether to approve or ratify the transaction. In making its determination, the Committee considers several factors including, but not limited to:

•whether the terms of the Related-Party Transaction are fair to J2 Global and on the same basis as would apply if the transaction did not involve a related party;
•whether J2 Global has business reasons to enter into the transaction or relationship;
•whether the transaction or relationship will impair the independence of an outside director;
•the materiality of the transaction or relationship, taking into account the importance of the interest to the related party, the dollar amount involved and the significance of the transaction to J2 Global and its investors in light of all the circumstances;
•whether the transaction or relationship raises any disclosure or reputational issues; and
•whether the transaction or relationship presents an improper conflict of interest for any director or executive officer of J2 Global.

On September 25, 2017, the Board of Directors authorized the Company to enter into a commitment to invest $200 million in an investment fund (the “Fund”). The manager, OCV Management, LLC (“OCV”), and general partner of the Fund are entities with respect to which Mr. Ressler, Chairman of the Board of Directors, is indirectly the majority equity holder. In addition, Mr. Zucker, who resigned from the position of Chief Executive Officer of the Company effective December 31, 2017 and who served as an advisor to the Company through December 31, 2018 has become a co-managing principal of OCV and a significant equity holder. As a limited partner in the Fund, the Company will pay an annual management fee to the manager equal to 2.0% (reduced by 10% each year beginning with the sixth year) of capital commitments. In addition, subject to the terms and conditions of the Fund’s limited partnership agreement, once the Company has received distributions equal to its invested capital, the Fund’s general partner would be entitled to a carried interest equal to 20%. The Fund has a six year investment period, subject to certain exceptions. The commitment was approved by the Audit Committee of the Board in accordance with the RPT Policy. In 2020, the Company received ten capital call notices from the management of OCV for approximately $32.9 million, inclusive of certain management fees.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING
Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in J2 Global’s proxy statement and form of proxy. The date by which stockholder proposals must be received by J2 Global so that they may be considered for inclusion in the proxy statement and form of proxy for J2 Global’s 2022 Annual Meeting of Stockholders is November 26, 2021 (or if the date of the next J2 Global annual meeting of stockholders is changed by more than 30 days from the date of the Annual Meeting, a reasonable time before J2 Global begins to print and mail its proxy materials). Assuming J2 Global holds the 2022 Annual Meeting of Stockholders on the anniversary of the Annual Meeting, stockholder proposals which a stockholder does not seek to include in the proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act must be received by J2 Global no earlier than February 6, 2022, and no later than March 8, 2022 (unless there are fewer than 70 days between the date the next annual meeting is announced and the date it is held, in which case such advance notice must be given not more than 10 days after the date of the announcement).
Notice of a stockholder’s intent to nominate candidates for election as directors must be submitted within the deadline for submission of stockholder proposals. Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to J2 Global, Inc. at its principal executive offices at 700 South Flower Street, 15th Floor, Los Angeles, California 90017.

COST OF ANNUAL MEETING AND PROXY SOLICITATION
J2 Global is paying the expenses of this solicitation. J2 Global also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, the directors, officers and employees may solicit proxies in person or by telephone, fax, email or similar means.

HOUSEHOLDING
As permitted by the Exchange Act, only one copy of this proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, is being delivered to stockholders residing at the same address, unless such stockholders have notified J2 Global of their desire to receive multiple copies of the proxy statement or Notice of Internet Availability of Proxy Materials, as applicable.

J2 Global will promptly deliver, upon oral or written request, a separate copy of the proxy statement or Notice of Internet Availability of Proxy Materials, or annual reports, proxy statements or Notices of Internet Availability of Proxy Materials in the future, to any stockholder residing at an address to which only one copy was mailed. Additionally, stockholders sharing an address may request delivery of a single copy of annual reports, proxy statements or Notices of Internet Availability of Proxy Materials if they are receiving multiple copies of such documents. All such requests should be directed to J2 Global’s Secretary, 700 South Flower Street, 15th Floor, Los Angeles, California 90017, (323) 860-9200.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.
It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or, for stockholders who own J2 Global stock through a bank or broker that provides for voting by telephone or over the Internet, submit voting instructions by telephone or the Internet.
The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,
Richard S. Ressler
Chairman of the Board
Los Angeles, California
Dated: March 26, 2021

ABOUT THE ANNUAL MEETING
Who Is Soliciting My Vote?

The Board of Directors of J2 Global, Inc. is soliciting your vote at the 2021 Annual Meeting of J2 Global’s stockholders (the “Annual Meeting”). In this proxy statement, J2 Global, Inc. is referred to as “J2 Global,” the “Company,” “we,” “us” and “our.”
What Will I Be Voting On?
1.    A proposal to elect nine members to the J2 Global Board of Directors (see page 2);
2.    A proposal to provide an advisory vote on the compensation of J2 Global's named executive officers (see page 18); and
3.    A proposal to ratify the appointment of BDO USA, LLP ("BDO") to serve as J2 Global's independent auditors for fiscal 2021 (see page 46).
How Many Votes Do I Have?
You will have one vote for every share of J2 Global common stock you owned at the close of business on March 16, 2021 (the “record date”).
How Many Votes Can Be Cast By All Stockholders?
45,149,461 votes can be cast, which represents the total number of shares of J2 Global common stock that were outstanding and eligible to vote on the record date.
How Many Votes Must Be Present to Hold the Annual Meeting?
A majority of the votes that can be cast must be present to hold the meeting, or 22,574,731 votes. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting.
What is the Required Vote to Approve Each Proposal?
For Proposal 1 – Election of Directors, to be elected to the J2 Global Board of Directors, each of the nine nominees must receive the affirmative vote of the majority of shares of J2 Global common stock present or represented by proxy and voting at the Annual Meeting (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). If the votes cast “for” a nominee do not exceed the votes cast “against” a nominee, pursuant to our Corporate Governance Guidelines, the nominee must promptly tender his resignation for consideration by the Company’s Environmental, Social and Corporate Governance Committee, which will recommend to the Board of Directors the action to be taken.
For Proposal 2 – Advisory Vote on the Compensation of the Named Executive Officers and Proposal 3 – Ratification of Selection of Independent Auditors, approval requires the affirmative vote of holders of a majority of shares of J2 Global common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
How Can I Get Electronic Access to the Proxy Materials?
The Notice provides you with instructions regarding how to:
•View our proxy materials for the Annual Meeting on the Internet; and
•Instruct us to send future proxy materials to you electronically by email.
Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
The Notice, proxy statement, proxy card and the 2020 Annual Report are available at www.proxyvote.com.
How Can I Obtain Paper or Email Copies of Proxy Materials?
The Notice contains a toll-free telephone number, an email address, and a website where stockholders can request a paper or an email copy of the proxy statement, proxy card and the 2020 Annual Report. These proxy materials are available free of charge.
Can I Vote My Shares by Filling Out and Returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet or how to request a paper proxy card.
How Do I Vote?
If you are a stockholder of record, you can vote either through our virtual platform at the Annual Meeting, by proxy without attending the Annual Meeting or as otherwise provided in this mailing. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card.
If you own your J2 Global stock through a bank or broker, you may also vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the instructions that the broker or nominee provides to you.

If you want to vote through our virtual platform at the Annual Meeting and you hold your J2 Global stock through a bank or broker (that is, in street name), you may either vote through our virtual platform if your bank or broker allows or you must obtain a proxy from your bank or broker and vote by mail or telephone pursuant to instructions provided on the proxy card.
Can I Revoke My Proxy?
Yes. If you are a stockholder of record, just send in a new proxy card with a later date or send a written notice of revocation to J2 Global’s Secretary at 700 South Flower Street, 15th Floor, Los Angeles, California 90017. If you own your J2 Global stock through a bank or broker, follow the instructions provided by your bank or broker. In addition, if you are a stockholder of record, attend the Annual Meeting and want to vote through our virtual platform, you can request that your previously submitted proxy not be used. Virtual attendance at the Annual Meeting will not by itself revoke a proxy.
What If I Vote “Abstain”?
Abstentions are counted as votes present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. An abstention has no effect on the outcome of Proposal 1 – Election of Directors. An abstention has the same effect as a vote against Proposal 2 – Advisory Vote on the Compensation of the Named Executive Officers and Proposal 3 – Ratification of Selection of Independent Auditors.
What if I Don’t Provide Specific Voting Instructions?
If you are a stockholder of record and return a proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card, FOR ratification of the appointment of BDO as J2 Global’s independent auditors, FOR approval of an advisory resolution approving the compensation paid to J2 Global’s named executive officers, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.
If you are the beneficial owner of shares held in street name and do not instruct your bank or broker how to vote your shares, your bank or broker will not be able to vote your shares on certain matters scheduled to come before the Annual Meeting. Your broker is not permitted to vote your uninstructed shares on Proposal 1 – Election of Directors or Proposal 2 – Advisory Vote on the Compensation of the Named Executive Officers. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote with respect to the aforementioned proposals, no votes will be cast on your behalf on such proposals. Your broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 3 – Ratification of Selection of Independent Auditors.
If your bank or broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, or your broker has such discretion but does not exercise it, the votes will be broker non-votes, which will be counted for purposes of determining whether a quorum is present for transaction of business at the Annual Meeting. Broker non-votes will have no effect on the vote for Proposal 1 – Election of Directors, Proposal 2 – Advisory Vote on the Compensation of the Named Executive Officers, or Proposal 3 – Ratification of Selection of Independent Auditors.
If you are the owner of record, and you do not vote your shares held in your name, your shares will not be counted as present for purposes of determining whether a quorum exists for transaction of business at the Annual Meeting, and no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

What Happens if the Annual Meeting is Postponed or Adjourned?
Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.
Who Can I Contact if I Have Questions Concerning the Annual Meeting?
If you have any further questions about voting your shares or attending the Annual Meeting, or wish to obtain directions on how to join the virtual Annual Meeting, please call or email J2 Global’s Investor Relations Department at 800-577-1790 or investor@j2global.com.